Exhibit 10.6

AGREEMENT NO.: AVNERA1 _____________

AVAYA INC.
RESELLER MASTER TERMS AND CONDITIONS

     This Reseller Agreement (“Agreement”) is made effective as of 08/06/03 (“Effective Date”) by and between Avaya Inc. (“Avaya”) a Delaware corporation with offices at 211 Mt Airy Rd, Basking Ridge, NJ 07920 and XETA Technologies, Inc., (“Reseller”) a corporation , with offices located at 1814 West Tacoma, Broken Arrow, OK 74012 .

     NOW THEREFORE, in consideration of the mutual promises herein set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

     The following terms shall have the meanings specified below:

     1.1 “Affiliate” means, with respect to any party, any person or entity that is under common control with, controls, or is controlled by, that party.

     1.2 “Agreement” means this Reseller Agreement and all Product Group Attachments, which are incorporated by reference herein.

     1.3 “Distributor” means any authorized Avaya distributor identified in the Product Group Attachments.

     1.4 “Confidential Information” means all information furnished under or in contemplation of the Agreement, which is marked with a restrictive notice or otherwise designated as proprietary, or which the receiving party knows or should know is being disclosed on a confidential basis; including without limitation, this Agreement and it’s terms and conditions, all trade secrets, and price discount, rebate lists and schedules.

     1.5 “End-User” means a third party that purchases Products for use by such third party and not for resale, sublease, or sublicense.

     1.6 “Effective Date” means the date of this Agreement as stated above.

     1.7 “Licensed Materials” means the object code computer programs furnished by Avaya and intended for use in or provided for use with Products and also includes the information in the Related Documentation furnished to Reseller for use therewith. Unless otherwise specified, no source code version of software will be included in Licensed Materials.

     1.8 “Licensed Trademarks” means those certain Avaya designated trademarks, insignia and symbols which are associated with the Products, and owned by Avaya.

     1.9 “Permission to Connect” means any necessary approval by the duly authorized governing authorities for use of a Product or Product Component in the Territory. The term includes but is not limited to “type acceptance”, “type approval”, “prior connection inspection”, “homologation” or any other similar process, which would provide authorization to connect a Product or Product Component to the public telecommunications network and/or to sell a Product in the Territory.

     1.10 “Product(s)” means those products and/or services which Reseller has been authorized to resell under the Agreement and listed in an Appendix to a Product Group Attachment. The authorized products may be amended and supplemented by Avaya from time to time in accordance with the provisions of the applicable Product Group Attachment.

     1.11 “Product Component” means an item or part of equipment identified by an Avaya equipment code.

     1.12 “Product Group Attachment” means the attachments to this Agreement.

     1.13 “Related Documentation” means all materials in printed, written or electronic form used to describe the use of Products or Product Components, excluding marketing materials.

     1.14 “Reseller” means the party named above as the Reseller and any successor or assignee thereof agreed to by Avaya.

     1.15 “Services” are those installation and professional services generally associated with the Products furnished by Avaya to End-Users, when ordered in connection with Products marketed by Reseller.

     1.16 “Territory” means the fifty (50) states of the United States of America and the District of Columbia or such other geographic area specified in the applicable Product Group Attachment.

     1.17 “Toll Fraud” means the unauthorized use of telecommunications services or facilities accessed through or connected to Products.

Avaya Proprietary

Avaya Inc. Reseller Master Terms & Conditions 1/14/2004

     1.18 “Unused Product” means a Product or Product Component originally manufactured by Avaya (or an entity controlled by, controlling or under common control with Avaya), never used, frequently still in original packaging with original documentation, but which does not carry an Avaya factory warranty because of an improper acquisition of the Product or Product Component from a non-Avaya authorized source. Purchase and/or sale of Unused Product is a violation of this Agreement.

2.	TERM OF AGREEMENT

     2.1 This Agreement shall commence upon the Effective Date for a period of one (1) year and shall automatically renew year to year on the anniversary of the Effective Date unless a party gives written notice of its intent not to renew to the other party 180 days in advance of the anniversary of the Effective Date or unless the Agreement is otherwise terminated as hereinafter provided.

3.	APPOINTMENT

     3.1 Subject to the terms and conditions herein, Avaya appoints Reseller as an non-exclusive reseller to purchase Products from an authorized Avaya Distributor and resell Products to End-Users in the Territory. Reseller shall have no right to authorize others to resell or market Avaya Products and any such authorization or attempted authorization shall be void and without effect. Except as specifically authorized in writing by Avaya, Reseller is not authorized to employ sales agents (other than an employee of Reseller located at an authorized Reseller marketing location) or other independent contractors to market Avaya Products.

     3.2 Unless otherwise expressly stated elsewhere in this Agreement, the relationship of the parties under the Agreement shall be, and at all times shall remain, one of independent contractors, and not that of franchisor and franchisee, joint venturers, or principal and agent, and no fiduciary relationship exists between the parties. Neither party shall have any authority to assume or create obligations on the other’s behalf, and neither party shall take any action that has the effect of creating the appearance of its having such authority.

     3.3 Avaya expressly reserves the right to engage directly, or contract with others, to market, sell and/or service the Products in the Territory.

     3.4 Reseller accepts the appointment described herein and acknowledges that no payment of any fee is required as a condition of such appointment.

4.	RESPONSIBILITIES OF RESELLER

     4.1 Performance of Obligations: Reseller shall perform all of its obligations under this Agreement. Reseller shall comply with all of its obligations under this Agreement or the Product Group Attachment, including, but not limited to, those relating to any of the following: (a) service, (b) installation, (c) warranties, (d) training, (e) insurance, (f) reporting and (g) dealings with authorized Avaya Distributors. Reseller shall conduct business in its own name and use commercially reasonable efforts to promote, market and expand the selling of the Products within the Territory. Reseller shall: (a) conduct its business in a manner that reflects favorably on the Products and on the good name, goodwill and reputation of Avaya; (b) avoid deception, misleading or unethical practices; and (c) use best efforts to promote, market, and further the interest of Avaya, its name and Products. Reseller represents and warrants to Avaya that at no time will Reseller substitute competitive products where Avaya is specified by an End-User.

     4.2 Training: Reseller shall retain sales and service personnel sufficiently trained to perform its obligations under the Agreement, including but not limited to acknowledge of the industry, the Products and the servicing of the Products. Reseller shall participate in sales training set forth in the Product Group Attachment, including annual sales training updates or refresher courses with options to satisfactorily pass Avaya’s written examination in lieu of such training. Reseller shall ensure that Reseller’s employees or representatives engaged in marketing the Products are qualified and competent to do so, are knowledgeable of the specifications, features and advantages of the Products and are capable of demonstrating the use and capabilities of the Products and their applications to End-Users, obtain relevant training and conduct such marketing activities in a professional manner. If applicable, Reseller shall meet any individual certification requirements to sell the Product(s). Training will be provided at Avaya’s then current rates, terms and conditions.

     4.3 Sales Targets: Unless different or additional requirements are set forth in the Product Group Attachment, Reseller shall work with Avaya to establish annual sales targets for the Products, and meet with Avaya on at least a quarterly basis to discuss its ability to meet such annual targets. Reseller shall provide data reasonably requested by Avaya on the overall marketplace, market potentials and other information related to the Products.

     4.4 Promotional Materials: Reseller shall use and distribute only Avaya approved and provided promotional materials (e.g., advertising, sales literature and brochures) for Products.

     4.5 End-User Technical Support: Reseller shall provide technical support and training to End-User in the effective use of the Products.

Avaya Proprietary

Avaya Inc. Reseller Master Terms & Conditions 1/14/2004

     4.6 End-User Warranty: Reseller shall not grant any End-User a warranty greater than the warranty granted by Avaya, and any such grant shall be Reseller’s own responsibility, and shall not be binding upon Avaya. Reseller shall, either contractually or before delivery of Products to its End-Users, advise them of the limited scope of Avaya’s warranties and limitations of liability.

     4.7 Notice to Avaya: Reseller shall promptly inform Avaya of any facts or opinions likely to be relevant in relation to marketing the Products including, without limitation, all suspected Product defects or safety problems and End-User complaints.

     4.8 Compliance with Laws:

(a) Reseller shall not directly or indirectly pay, offer, promise or give or authorize to pay, offer or give money or anything of value to any employee or official of a government or department thereof, political party or candidate for political office or to any employees or officials of public international organizations, or to any other person while being aware of or having a belief that such money or item of value will be passed on to one of the above, to influence any act or decision by such person or by any governmental body for the purpose of obtaining, retaining or directing business or to otherwise obtain an improper advantage. Reseller will not undertake any action that may cause Avaya to be in breach of the rules and regulations of the U.S. Foreign Corrupt Practices Act or of any similar legislation of any other country.

(b) Reseller furthermore shall comply with all applicable laws and regulations of the Territory and the United States, including (among others) the anti-boycott laws and laws pertaining to data protection. If at any time after the effective date hereof, the Agreement or the performance of its obligations by Reseller or Avaya is no longer in compliance with any federal, state or local law or regulation, the Agreement shall be appropriately amended by the parties so as to be in compliance with those laws or regulations or terminated by either party. Reseller shall keep Avaya informed of any applicable laws or regulations of the Territory or any political subdivision or agency thereof, as well as any amendments thereto, whether proposed or adopted, which may affect the rights and obligations of the parties, or the promotion, sales, service or maintenance of the Products.

     4.9 Insurance and Bonds: Reseller shall maintain, during the term of the Agreement, all insurance and bonds required by any applicable law and the Product Group Attachments including, but not limited to, worker’s compensation insurance, employer’s liability insurance, environmental impairment insurance, pollution liability insurance, automobile liability insurance and commercial general liability insurance. Upon Avaya’s request, Reseller shall provide Avaya with certificates of such insurance coverage.

     4.10 Reporting: Reseller shall maintain an accurate and complete record of sales and licenses to End-Users, by name, installation address, Product and Product Components, serial numbers, and date of sale and installation. Upon reasonable notice, Reseller shall allow Avaya and/or its representatives to inspect Reseller’s records and reports. Reseller shall provide point of sale reporting as may be reasonably requested by Avaya, and any other reports specified in the Product Group Attachment.

4.10.1. To ensure fulfillment of Avaya’s Product and Software warranties to End-Users, to ensure End-User safety, to ensure End-Users receive the latest information concerning the use of Avaya Products and enhancements thereto, to maintain End-User satisfaction, and to assist Avaya in tracking equipment maintenance obligations and materiel accountability, Reseller agrees to maintain and make available to Avaya on reasonable request an accurate and complete list of Reseller’s Avaya Product and Software End-Users by name, installation address, the Avaya Product Components furnished to each End-User, the transaction date, and all serial numbers associated with the new Avaya Products, Software or new Avaya Product Components. The obligation to maintain and make such information available to Avaya shall survive expiration or termination of this Agreement. Avaya will use this information solely for the purposes set forth in this Section 4.10.1.

4.10.2 If requested by Avaya, by the fifth (5th) business day of each month, in a format to be provided by Avaya to Reseller, Reseller will submit a point-of-sale report of sales made the previous month, by Avaya order code, ZIP code, and quantity.

     4.11 Quality Reviews: To maintain Avaya’s high standards for End-User satisfaction and Avaya Product and Service quality, Reseller agrees to abide by all Avaya quality policies, and periodically visit the BusinessPartner website for policy and procedure changes. Reseller agrees to participate in Avaya’s Customer Satisfaction Surveys. Avaya may conduct performance reviews of all Reseller responsibilities and Reseller fulfillment of Avaya’s quality policies.

     4.12 Use of Website: The terms of Web Site Use appearing on any Avaya Website used by Reseller, as such terms may be amended from time to time, are hereby incorporated by reference into this Agreement as if set forth herein.

     4.13 Product Sourcing: Other than Avaya’s then current alternate sourcing policy, Reseller shall not knowingly purchase or otherwise obtain new or Unused Avaya Products for resale from any source other than the authorized Avaya Distributor(s) provided on a Product Group Attachment or Appendix to this Agreement.

Avaya Proprietary

Avaya Inc. Reseller Master Terms & Conditions 1/14/2004

     4.14 Deauthorize Employees: Upon the termination of employment of a Reseller’s employee with password access to any Avaya information system or hotline, Reseller agrees to immediately deauthorize the employee’s password access, and to immediately notify the Avaya Information Administrator of the deauthorization.

     4.15 BusinessPartner Certification Program: Reseller may be eligible to participate in the Avaya BusinessPartner Certification Program. Upon Reseller’s request, Avaya will provide to Reseller a copy of any materials pertaining to such program. If Reseller decides to participate in such program, Reseller may be entitled to certain rights and benefits offered pursuant to the program, provided that Reseller complies with all applicable minimum sales amounts, minimum technical support capabilities, and other requirements imposed by the program. Avaya has the right to cancel or modify the BusinessPartner Certification Program at any time for any reason.

5.	BILLING AND PAYMENT

     5.1 Reseller shall pay all Avaya invoices within thirty (30) days of the invoice date. If Reseller does not pay the invoiced amount for receipt by Avaya within thirty (30) days of the invoice date, Reseller shall pay a delinquent payment charge at the rate of 11/2% per month or the maximum legal rate, whichever is lower. Reseller is responsible for taxes which become due as a result of Avaya’s provision of Products or Services.

6.	PRODUCT CHANGES AND DISCONTINUANCE

     6.1 Avaya may, without the consent of Reseller and without liability to Reseller, add, delete or change any Products or modify drawings and specifications relating thereto. Such additions, deletions and changes will be communicated to Reseller within a reasonable time of the decision to add, delete or change. Avaya may substitute Products or Product Components of later design to fill an order, provided the changes, modifications or substitutions under normal and proper use do not adversely impact upon form, fit or function or are recommended by Avaya to enhance safety.

     6.2 Reseller agrees not to make or permit any third party to make any changes to the Products.

7.	LICENSED MATERIALS

     7.1 All Licensed Materials, and all copies thereof, including translations, compilations, derivative works and partial copies, are and shall at all times remain the property of Avaya or its licensor.

     7.2 Avaya grants Reseller a personal, non-exclusive and non-transferable license to use the Licensed Materials only in connection with Products demonstrated or furnished to End-Users. Reseller is authorized to use the software only on the hardware on which it has been loaded by Avaya or on which Avaya has authorized it to be loaded. No title or other ownership rights in intellectual property or otherwise in the Licensed Materials shall pass to Reseller or any sub licensee under the Agreement. Reseller agrees not to export the Licensed Materials out of the Territory.

     7.3 Reseller agrees not to reverse engineer, decompile or disassemble software furnished to it in object code form or permit any third party to do so. For any software included as part of the Licensed Materials which inherently includes the capability of being remotely enabled, Reseller expressly agrees that it shall not enable, or permit or assist any third party to enable, such features or capabilities without Avaya’s express written permission.

     7.4 Certain software included as part of the Licensed Materials may be provided with a separate “shrink-wrap” or other software license and/or warranty terms. In such cases, the separate software license and/or warranty terms shall supersede any provisions of the Agreement which are inconsistent or in conflict with such license and/or warranty terms. At Avaya’s request, Reseller shall execute any license agreement for software licensed to it. As a condition to the license or sublicense of any of Licensed Materials to an End-User, Reseller shall cause the End-User to be bound by the license agreement specified in the applicable Product Group Contract or furnished by Avaya with the software. Reseller agrees that Avaya shall be a third party beneficiary of the provisions regulating and/or restricting Reseller’s license rights to software from Avaya or its affiliates or outside vendors (“Software License Restrictions”). Accordingly, Reseller acknowledges that Avaya shall have the right to enforce those Software License Restrictions directly. Reseller also agrees that it will cause its End-Users to agree to similar Software License Restrictions; and that those agreements shall similarly establish Avaya as a third party beneficiary with the right to enforce those Software License Agreements directly against Reseller’s End-Users. Reseller also agrees that, upon reasonable request, it will assign to Avaya its rights to enforce the Software License Restrictions directly against Reseller’s End-Users.

     7.5 Reseller shall maintain a copy of each such End-User license agreement. Avaya shall have the right to obtain a copy of the license agreements upon request. Reseller agrees that it shall forbid its End-Users to export the software out of the Territory, and shall impose on its End-Users the same restrictions on reverse engineering, decompilation and disassembly as described in Section 7.3 above.

     7.6 If the applicable license agreement authorizes Reseller to make copies of the Licensed Materials, Reseller shall make only the copies that are so authorized, and all such copies shall include all copyright and proprietary notices of

Avaya Proprietary

Avaya Inc. Reseller Master Terms & Conditions 1/14/2004

Avaya. Reseller shall mark all media containing such copies with a notice that the Licensed Materials are the property of Avaya and subject to restrictions and limitations of liability.

     7.7 Any failure by Reseller to comply with any of the license provisions contained in the Agreement, Product Group Attachment, or Product Appendix shall be a material breach of the Agreement and shall immediately entitle Avaya to terminate any license granted for the Licensed Materials and to exercise any remedy set forth herein, as well as any remedy that may exist at law or in equity. If Reseller’s license is terminated, or when Reseller no longer needs the Licensed Materials, Reseller shall return to Avaya or destroy all copies thereof. Then current licenses properly granted by Reseller to its End-Users shall survive termination of Reseller’s license.

     7.8 Avaya may cancel or cause Reseller to cancel any license to Reseller’s End-User, if that licensee fails to comply with any of the license provision contained in the Agreement or any other applicable license agreement. If such cancellation is due to a breach by an End-User without any fault or breach by Reseller, then the cancellation shall not extend to Reseller’s license with respect to itself and the licenses of other End-Users.

     7.9 Avaya may, at its discretion, electronically audit each system configuration containing Products sold under the Agreement, to verify compliance with the license provisions of the Agreement, including (among other things) the terms of the software license as it relates to the enablement of any separately licensed features or incremental units of capacity. Such an audit shall be conducted at the time of enablement of any separately licensed feature or incremental unit of capacity and at other times selected by Avaya which, except in emergencies or suspected violations, shall not be more than once per calendar year upon at least three (3) business days notice to Reseller. Reseller shall cooperate with Avaya in conducting such audits. Reseller shall include in its contracts with its End-Users the requirement that such End-Users permit such audits and cooperate with Avaya in conducting such audits, including making remote access available to Avaya for this purpose.

     7.10 Avaya will furnish Related Documentation to Reseller in English. Reseller will have the right, at its own expense, to reproduce and translate Related Documentation, provided that: (a) each copy or part thereof includes Avaya’ copyright and other relevant notices; (b) any translation is accurate and complete and reproduces the information in a manner consistent with the original literature; (c) such translation conforms to Avaya then current documentation standards provided to Reseller by Avaya from time to time; and (d) all intellectual property rights in any publication produced by Reseller referring to any Product, Product Component, or Licensed Materials will be assigned to Avaya upon publication and Reseller will take such actions and execute such documents from time to time as requested by Avaya to ensure that Avaya obtains and retains such rights. If Avaya determines that any publication produced by Reseller fails to comply with the preceding sentence, Reseller will do any or all of the following as requested by Avaya in its sole discretion: (a) cease distribution of such publications; (b) reclaim as many copies thereof as is reasonably practical; (c) destroy all copies of such publications within Reseller’s control; and (d) amend the publication in accordance with Avaya’s instructions.

8.	CONFIDENTIAL INFORMATION

     8.1 Confidential Information in any form, whether written or electronic, shall remain the property of the furnishing party. Unless authorized by the furnishing party in writing, such Confidential Information: (a) shall be treated in confidence by the receiving party, not disclosed to third parties and used only for purposes of its performance under the Agreement; (b) shall not be reproduced or copied in whole or in part, except as necessary for use as authorized herein; and (c) shall, together with any copies thereof, be returned or destroyed when no longer needed or when the Agreement terminates, whichever occurs first.

     8.2 Confidential Information does not include information which (a) is known to the receiving party free of any restriction, (b) becomes generally available to the public, other than as a result of improper action by the receiving party; or (c) is independently developed by the receiving party.

     8.3 The parties agree to keep confidential: (a) the terms of the Agreement; (b) the subject matter of any dispute relating to the Agreement; (c) the terms of any settlement of any dispute relating to the Agreement; and (d) the termination of the Agreement. If a party is compelled by law to make disclosure of any of the above, notice shall be given to the other party pursuant to Section 20.8 prior to any disclosure so that the non-disclosing party will have an opportunity to object and/or to bring proceedings to prevent such disclosure.

     8.4 If requested by Avaya, Reseller shall notify Avaya of the identities of its controlling persons and executive management and material changes therein. Such information shall be Confidential Information of Reseller.

9.	TRADEMARKS

     9.1 Avaya hereby grants to Reseller a limited nonexclusive, non-transferable license and right to use the Licensed Trademarks for use in connection with the advertisement, promotion, sale or marketing of Products in the Territory, subject to the terms and conditions of this Section and the other provisions of the Agreement.

Avaya Proprietary

Avaya Inc. Reseller Master Terms & Conditions 1/14/2004

     9.2 Reseller shall apply the Licensed Trademarks only to materials which have been created, in accordance with the standards of quality in materials, design, workmanship, use, advertising and promotion set forth in the Trademark Guidelines, or to materials which Avaya has otherwise approved in writing. The Guidelines for Use of Avaya BusinessPartner Promotional Signatures are set forth on the BusinessPartner website and are incorporated herein by reference. The Trademark Guidelines are Confidential Information of Avaya. Avaya may revise the Trademark Guidelines from time to time, and such revisions shall be effective upon written notice to Reseller.

     9.3 Avaya shall have the right to conduct during regular business hours an examination of materials created by Reseller to determine compliance of such materials with the Trademark Guidelines. If such materials shall fail to conform in any material respect with any of the standards set forth in the Trademark Guidelines, (a) without limiting its other remedies, Avaya may so notify Reseller, and (b) upon such notification, Reseller shall promptly cease using the Licensed Trademarks on such materials and not distribute or publicize such nonconforming materials until the standards contained in the Trademark Guidelines have been met.

     9.4 Avaya acknowledges that it owns the Licensed Trademarks and all registrations and applications therefore in the US and throughout the world but makes no warranties regarding the validity or enforceability of the Licensed Trademarks. Reseller will acquire no rights in or to Licensed Trademarks by virtue of this Agreement, Reseller’s activities under it, or any relationship Reseller may have with Avaya.

     9.5 Reseller shall comply with conditions set forth in the Trademark Guidelines or otherwise established in writing from time-to-time by Avaya with respect to the style, appearance and manner of use of the Licensed Trademarks. Any use of the Licensed Trademarks not specifically provided for by such conditions shall be adopted by Reseller only upon the prior written approval of Avaya. In addition, Avaya may request that notices acceptable to Avaya be used on the materials bearing the Licensed Trademarks to identify the licensed use under the Agreement and the proprietary rights of Avaya.

     9.6 All materials using Licensed Trademarks shall be subject to prepublication review and approval, at such reasonable times and in such reasonable manner prior to publication as established by Avaya from time to time, with respect to, but not limited to, content, style, appearance, composition, context, timing, media (including but not limited to broadcast fax, placement on a web site, Yellow Pages, or any other advertising or marketing medium), and geographic distribution plans. Avaya agrees to use reasonable commercial efforts in conducting such prepublication review and approval.

     9.7 The Licensed Trademarks are not to be used by Reseller in any way to imply Avaya’s endorsement of products, services or materials, other than those furnished to Reseller pursuant to the applicable Product Group Contract. Reseller will not alter or remove any of the Licensed Trademarks applied to a Product, without the prior written approval of Avaya.

     9.8 Reseller agrees not to register in any country or other jurisdiction any name or mark identical to or confusingly similar to the Licensed Trademarks.

10.	INFRINGEMENT

     10.1 Avaya shall defend or settle all suits against Reseller alleging that any Product furnished under the Agreement infringes any United States patent, and Avaya shall pay all damages and costs which, by final judgment of a court of competent jurisdiction, may be assessed against Reseller on account of such infringement, provided that Avaya shall have the foregoing obligations with respect to third party Products contained within any Products only to the extent Avaya is indemnified for such obligations by such third party vendors. Such defense, settlement and payments are conditioned on the following: (a) Reseller gives Avaya prompt written notice of all such infringement claims and suits, and full opportunity and authority in the name of Reseller or otherwise to assume the sole defense and settlement of such suits; and (b) Avaya shall have sole control of the defense of any action on such claim and all negotiations of its settlement or compromise; and (c) Reseller furnishes Avaya with all information and assistance available to Reseller for such defense.

     10.2 In the event of a claim of infringement, or a threatened claim of infringement, Reseller agrees that Avaya, in its sole discretion, may either: (a) procure for Reseller the right to continue selling the Product; (b) replace the Product subject to the claim with a non-infringing Product which is functionally equivalent; (c) modify the Product so that it becomes non-infringing; or (d) re-acquire the infringing Product and refund the purchase price less a reasonable allowance for use and damage.

     10.3 Sections 10.1 and 10.2 state the entire liability of Avaya for intellectual property infringement by any Product furnished under the Agreement.

     10.4 Avaya’ obligations under Section 10.1 shall not apply to, and Reseller agrees to indemnify and save Avaya harmless from, all costs, expenses, liabilities and claims for infringement of any intellectual property rights: (a) arising from adherence to instructions, specifications or drawings which Avaya is directed by Reseller to follow; (b) relating to use or

Avaya Proprietary

Avaya Inc. Reseller Master Terms & Conditions 1/14/2004

sale of the Products in combination with other item(s) not furnished by Avaya; or (c) arising from any modifications made to the Products by Reseller or any of its End-Users.

11.	LIMITED PRODUCT WARRANTY

     11.1 Avaya warrants each Avaya-manufactured Product or Product Component (exclusive of Licensed Materials) to its End-Users only to the extent set forth in the applicable Product Group Attachment or documentation accompanying the Product or Product Component. Avaya’s Product warranties are subject to all of the terms and conditions set forth in the Product Group Attachment or documentation accompanying the Product or Product Component, including, but not limited to, exclusive remedies and limitations of liability. Avaya makes no warranty with respect to Unused Products and Products or Product Components not manufactured by Avaya (“Non-Avaya Components”). Avaya, to the extent permitted, assigns to Reseller’s End-Users any warranties given to Avaya by the vendor of such Non-Avaya Components.

     11.2 No warranty by Avaya will extend to Products or Product Components that have (a) been subjected to misuse, neglect, power failures or surges, lightning, fire, flood or accident, (b) been used, repaired or altered contrary to Avaya’s instructions, (c) been improperly installed, stored, or maintained, or (d) had their serial numbers or date of manufacturing removed, defaced or altered.

     11.3 Although Products are designed to be reasonably secure, Avaya makes no express or implied warranty that Products are immune from or prevent fraudulent intrusion, unauthorized use or disclosure or loss of proprietary information. Certain software features, if purchased, when enabled, could be improperly used in violation of privacy laws. By ordering Products with these features or separately ordering such features, Reseller and its End-Users assume all responsibility for assuring their proper and lawful use and all liability for any improper or unlawful use of such features. Avaya shall not be liable for any improper or unlawful use of such features.

     11.4 Avaya does not warrant that the Products will prevent Toll Fraud. If Reseller offers its End-Users any warranty that is inconsistent with this Toll Fraud warranty exclusion, Reseller shall specifically describe to End-Users the sections of Avaya’ material and documentation that regard Toll Fraud and the precautions an End-User can take to prevent Toll Fraud. Avaya shall in no event be liable to Reseller, and End-User or any third party for Toll Fraud, and Reseller shall indemnify Avaya for any damages or liability resulting or arising from any additional Toll Fraud warranties or representations made by Reseller.

     11.5 THE FOREGOING WARRANTY IS IN LIEU OF AND EXCLUDES ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE LIMITED PRODUCT WARRANTY TO RESELLER’S END-USERS REFERENCED IN THIS SECTION, AVAYA, ITS AFFILIATES AND SUPPLIERS MAKE NO WARRANTIES EXPRESS OF IMPLIED AND SPECIFICALLY DISCLAIM ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

12.	LIMITED SOFTWARE WARRANTY

     12.1 Avaya warrants the Licensed Materials End-Users and only to the extent set forth in the applicable Product Group Attachment or documentation accompanying the Product or Product Component. Any warranty is subject to all of the terms and conditions set forth in the Product Group Attachment or documentation accompanying the Product or Product Component, including, but not limited to, exclusive remedies and limitations of liability. The provisions of this limited Licensed Materials warranty shall also govern Reseller’s internal use for the Licensed Materials, including use for sales, service, or training purposes.

     12.2 Avaya makes no warranty with respect to any Licensed Material as to defects resulting from (a) Reseller’s or its End-Users’ misuse, neglect, accident or abuse; (b) Reseller’s or its End-Users’ alteration of Licensed Materials; or (c) Licensed Materials used in violation of the Agreement or the license to which its use is subject. Avaya does not warrant that Licensed Materials will meet the specifications or requirements of Reseller or its End-Users, or that the operation of the Product using the Licensed Materials will be continuous over any specified period of time or error-free.

     12.3 THE FOREGOING WARRANTY IS IN LIEU OF AND EXCLUDES ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. EXCEPT FOR THE LIMITED PRODUCT WARRANTY TO RESELLER’S END-USERS REFERENCED IN THIS SECTION, AVAYA, ITS AFFILIATES AND SUPPLIERS MAKE NO WARRANTIES EXPRESS OR IMPLIED AND SPECIFICALLY DISCLAIM ANY WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE.

Avaya Proprietary

Avaya Inc. Reseller Master Terms & Conditions 1/14/2004

13.	LIMITATION OF LIABILITY; LIMITATION OF REMEDY

     13.1 EXCLUSIVE REMEDIES; LIMITATIONS OF LIABILITY

(a) For purposes of the exclusive remedies and limitations of liability set forth in this Section, each party shall be deemed to include its respective subsidiaries and affiliates and the directors, officers, employees, agents, representatives, subcontractors and suppliers of each of them; and “damages” shall be deemed to refer collectively to all injury, damage, loss or expense incurred;

(b) Avaya’s entire liability and Reseller’s exclusive remedies against Avaya for any damages caused by any Product defect or failure, or arising from the performance or non-performance of any work, regardless of the form of action, whether in contract, tort including negligence, strict liability or otherwise shall be:

(i) For infringement, the remedies set forth in the section entitled Infringement;

(ii) For the non-performance of Product or work performed during any warranty period, the remedies stated in the sections entitled Limited Product Warranty and Limited Software Warranty and in the Product Group Attachments;

(iii) For failure to deliver or for delays in delivery of Production quantities, Avaya shall have no liability unless the delivery is delayed by more than thirty (30) days by causes not attributable either to Avaya or to conditions beyond Avaya’s reasonable control, in which case Reseller shall have the right, as its sole remedy, to terminate the order without incurring termination charges, or to require Avaya to deliver the Products using priority delivery, at Avaya’s Expense;

(iv) For bodily injury or death to any person proximately caused by Avaya’s negligence, the amount of proven direct damages; and

(v) For any claims not set forth above, Avaya’s liability shall be limited to direct damages that are proven, in an amount not to exceed the purchase price of the affected Product.

(c) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE FOR INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, SAVINGS OR REVENUES OF ANY KIND, WHETHER OR NOT ANY SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THIS PROVISION SHALL SURVIVE FAILURE OF AN EXCLUSIVE REMEDY.

     13.2 For all Products ordered or purchased by Reseller from an authorized Avaya distributor, Reseller and its End-User shall direct all complaints, make all claims and seek all remedies against such distributor arising out of or relating to the Products, including but not limited to any delays, errors or omissions in filling any orders or defects in the Products, whether in contract, tort, strict liability or otherwise.

     13.3 No suit, action or proceeding (including a claim for arbitration under Section 17.1) may be commenced against Avaya or any of its Affiliates or suppliers more than one (1) year after the cause of action arises.

     13.4 THE PARTIES AGREE THAT THE PRICES FOR PRODUCTS REFLECT THE ALLOCATION OF RISKS IN THIS AGREEMENT AND THE PRODUCT GROUP ATTACHMENTS.

14.	INDEMNITY

     14.1 Reseller agrees to indemnify and save harmless Avaya from and against losses, damages, claims, demands, suits and liabilities (including court costs and reasonable attorney’s fees) that arise out of or result from injuries or death to persons or damage to tangible property caused by Reseller’s acts or omissions, or those of persons furnished by Reseller or in any way arising out of Reseller’s performance or failure of performance of this Agreement; or assertions made by persons furnished by Reseller under Workers’ Compensation or similar acts;. At Avaya’s request, Reseller agrees to defend Avaya against any such claims, demands or suits at Reseller’s expense. Avaya agrees to notify Reseller in writing within a reasonable time of any written claims or demands against Avaya for which Reseller is responsible under this Section and agrees to cooperate with Reseller in connection with the defense of such action, but Avaya shall have the right to be represented in such action at its expense with advisory counsel of its choice.

     14.2 Avaya agrees to indemnify and save harmless Reseller from and against losses, damages, claims, demands, suits and liabilities (including court costs and reasonable attorney’s fees) that arise out of or result from injuries or death to persons or damage to tangible property caused by Avaya’s acts or omissions, or those of persons furnished by Avaya or in any way arising from Avaya’s performance or failure of performance of this Agreement; or assertions made by persons furnished by Avaya under Workers Compensation or similar acts. At Reseller’s request, Avaya agrees to defend Reseller against any such claims, demands or suits at Avaya’s expense. Reseller agrees to notify Avaya in writing within a reasonable time of any written claims or demands against Reseller for which Avaya is responsible under this Section and agrees to cooperate with Avaya in connection with the defense of such action, but Reseller shall have the right to be

Avaya Proprietary

Avaya Inc. Reseller Master Terms & Conditions 1/14/2004

represented in such action at its expense with advisory counsel of its choice.

     14.2 This provision shall survive the expiration or termination of this Agreement.

15.	FORCE MAJEURE

     15.1 Other than for the payment of money, neither party shall be held responsible for any delay or failure in performance to the extent caused by events beyond such party’s reasonable control, such as fire, flood, explosion, war or the engagement of hostilities, strike, embargo, labor dispute, government requirement, civil disturbances, civil or military authority, and inability to secure materials or transportation facilities. Each party shall endeavor to give the other reasonable notice of any such delay or failure.

16.	ASSIGNMENT AND SUBCONTRACTING

     16.1 Reseller acknowledges that Avaya has appointed it as a Reseller in reliance upon the qualifications, business reputation, and financial soundness of itself and its controlling persons and management. Reseller may not assign the Agreement, or assign or delegate any right or obligation arising under the Agreement, without the prior written consent of Avaya.

     16.2 Avaya may subcontract any or all of the work to be performed by it under the Agreement, but shall retain the responsibility for the subcontracted work. Avaya may assign the Agreement, in whole or in part, to any of its Affiliates or to any entity to which Avaya may sell, transfer, convey, assign or lease all or substantially all of its rights with respect to the Products subject to an applicable Product Group Contract.

17.	TERMINATION OF AGREEMENT

     17.1 Either party may terminate the Agreement at any time without cause by giving the other party one hundred eighty (180) days written notice of the termination. During said one-hundred-eighty (180) day period, Avaya will complete any pending orders for Product and Product Components upon receipt of pre-payment from Reseller for any such orders unless the parties agree otherwise. Reseller shall not submit any orders for Product or Product Components on or after the date of notice of termination and Avaya has no obligation to process any orders or deliver Product or Product Components pursuant to any order that violates this Section.

     17.2 Either party may terminate this Agreement for material breach or default of any term or condition of this Agreement (other than payment to Avaya) if such breach or default is not cured within thirty (30) days of written notice of such breach or default from the non-breaching party.

     17.3 Avaya may terminate the Agreement on twenty-four (24) hours notice upon the occurrence of any of the following:

(a) if Reseller breaches or otherwise violates any of the provisions of Sections 3.1, 4.13, 7.0, or 9.7 hereof; or

(b) if Reseller materially breaches or violates any other provision of the Agreement and the breach or violation is not capable of cure; or

(c) if Reseller breaches or violates any provision of the Agreement, including the failure to pay Avaya under this Agreement or to pay an Avaya distributor, and Reseller fails to cure such breach or violation within five (5) days after notice of such breach or violation is given to Reseller; or

(d) if there is a 50% or more change of direct or indirect ownership of Reseller or a change of direct or indirect control of Reseller (excluding a change of ownership of the shares of a publicly traded company which does not result in a change of control).

     17.4 The termination of the Agreement shall automatically accelerate the due date of all invoices to the effective date of termination.

     17.5 Upon the termination of the Agreement, Reseller shall:

(a) discontinue all use of Licensed Trademarks, except that Reseller may continue using such Licensed Marks as authorized in the Agreement for an additional one hundred eighty (180) days exclusively in connection with Reseller’s efforts to sell remaining inventory; and

(b) cease holding itself out, in any manner, as an authorized Reseller of Avaya and notify and arrange for all persons who may identify, list or publish Reseller’s name as an Avaya authorized Reseller to discontinue the same; and

(c) return to Avaya, or destroy at Avaya’s request, all Confidential Information and all promotional materials supplied by Avaya; and

Avaya Proprietary

Avaya Inc. Reseller Master Terms & Conditions 1/14/2004

     17.6 Neither party shall be liable to the other on account of the termination of the Agreement pursuant to this Section or otherwise pursuant to the Agreement, either for compensation or for damages of any kind or character whatsoever, or on account of the loss of present or prospective profits, good will, or expenditures, investments or commitments made in contemplation of, or in the performance of, the Agreement, provided, however that the termination of the Agreement shall not prejudice or otherwise affect (a) the rights or liabilities of the parties with respect to Products already sold under the Agreement, (b) any indebtedness then owing by either party to the other, and (c) any other obligations of the parties, such as those arising under Sections 5, 7, 8, 9, 10, 11, 12, 13, 14, 17, 18, 19 and 20, which by their nature continue beyond termination of the Agreement and which shall survive such termination.

18.	CHOICE OF LAW; EXCLUSIVE JURISDICTION; WAIVER OF JURY TRIAL.

     18.1 Unless otherwise stated in the Product Group Attachment, the Agreement shall be governed by and construed in accordance with the laws of the State of New York, USA, excluding its choice of law principles.

     18.2 Any suit or other action arising out of the Agreement, whether commenced in conformity with or contrary to Section 19, shall only be brought, if by Avaya, in the federal courts of the State of Oklahoma, and if by Reseller, in the federal courts of the State of New York, with the sole exception that any party may commence a suit in any jurisdiction to enforce an arbitration award or judgment obtained pursuant to Section 19. In the event of any suit in the federal courts of either New York or Oklahoma, as the case may be as provided herein, (a) the parties hereby consent to personal jurisdiction therefore and waive any defense based on a lack of personal jurisdiction, improper venue, or the inconvenience of the forum, and (b) the parties agree that delivery of any process in the manner provided for in Section 20.8 shall constitute lawful and valid service of process.

19.	ARBITRATION AND DISPUTE RESOLUTION

     19.1 Except as otherwise expressly provided in the Agreement, any dispute, controversy or claim arising out of or relating to the Agreement, its interpretation or enforcement shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association conducted by one arbitrator. The arbitration shall be conducted at Avaya’s offices at 211 Mt. Airy Road, Basking Ridge, New Jersey unless otherwise agreed by the parties. Any ruling by the arbitrator shall be final and binding on the parties and may be entered in any court of competent jurisdiction. The arbitrator shall have no authority to modify or expand the Agreement or any of the provisions of this Agreement. The arbitrator is specifically authorized to render partial or summary judgment. Each party will bear its own attorneys’ fees associated with the arbitration, and each party shall bear an equal share of all fees, costs and expenses of the arbitrator. The arbitration proceeding and all testimony, filings, documents, and other information produced or given in connection with the arbitration shall be treated as Confidential Information, except as may be necessary to enter any arbitration ruling in a court of competent jurisdiction or as otherwise may be required by law.

     19.2 Nothing in the Agreement shall preclude either party from specific performance or other equitable relief, including but not limited to temporary restraining orders and preliminary injunctions, from any court of competent jurisdiction, in order to protect its rights or prevent harm pending the obtaining of an arbitration ruling, nor shall anything herein prevent Avaya from seeking monetary damages from any court of competent jurisdiction for monies owed to it hereunder. Without limiting the foregoing provisions of this Section, Reseller acknowledges that remedies at law, including by means of an arbitration for a breach or threatened breach of any of the covenants contained in Sections 4, 7, 8, 9, 16 and 17 will be inadequate and in the event of a breach or threatened breach of any such covenants, Avaya shall be entitled to an injunction specifically enforcing Reseller’s compliance with such.

     19.3 The prevailing party in any dispute relating to the Agreement resulting in a final judgment by any court or arbitration panel, including but not limited to actions to collect money owed to Avaya by Reseller, shall be entitled to the payment of all attorneys fees and costs incurred.

20.	GENERAL

     20.1 No failure to exercise and no delay or partial exercise of a right or power conferred upon a party under the terms of the Agreement shall operate as a waiver of such right or power.

     20.2 If any paragraph or clause in the Agreement shall be held to be invalid or unenforceable in any jurisdiction in which the Agreement is being performed, then the meaning of such paragraph or clause shall be construed so as to render it enforceable, to the extent practicable; and if no such interpretation would save such paragraph or clause, it shall be severed from the Agreement and the remainder shall remain in full force and effect. However, in the event such section or clause is considered an essential element of this Agreement by either Avaya or Reseller, the parties shall promptly negotiate a replacement therefore.

     20.3 The Agreement has been signed in the English language. In case of conflict between the Agreement and any translation from English, the English language Agreement shall control.

Avaya Proprietary

Avaya Inc. Reseller Master Terms & Conditions 1/14/2004

     20.4 In the event of a conflict between provisions of the Agreement and the Product Group Attachments, priority shall be given to provisions of the Product Group Attachments over a provision of the Agreement, unless such priority is expressly overridden in the Agreement; and in the event of a conflict between the provisions of the Product Group Attachment and a Product Appendix, priority shall be given to provisions of the Product Appendix over a provision of the Product Group Attachment, unless such priority is expressly overridden in the Product Group Attachment or the Agreement

     20.5 The terms and conditions contained in the Agreement supersede all prior oral or written understandings between the parties and shall constitute the entire agreement between them concerning the subject matter of the Agreement and shall not be contradicted, explained or supplemented by any course of dealing or course of performance between Avaya and Reseller. The Agreement may only be amended by a writing signed by both parties.

     20.6 The headings contained in the Agreement are for convenience only and are not intended to affect the meaning or interpretation of the Agreement.

     20.7 Words importing a particular gender shall include every other gender and words importing the singular shall include the plural and vice-versa, unless the context clearly indicates otherwise.

     20.8 Except as expressly provided in the Agreement, all notices, consents, waivers, requests or other instruments or communications given pursuant to the Agreement shall be in writing and shall be delivered by hand or sent by registered or certified United States mail, return receipt requested, postage prepaid, or by a recognized overnight delivery service, addressed to Avaya at its principal place of business, Attention: General Counsel and to the Reseller at the address set forth at the beginning of these Master Terms and Conditions. Any party may, by notice to the other party, specify any other address for the receipt of such notices, instruments or communications. Except as expressly provided in the Agreement, any notice, instrument or other communication shall be deemed properly given when hand delivered, one business day after being sent by overnight courier service and three days after being sent by United States mail in the manner prescribed in this Section.

     IN WITNESS WHEREOF the parties have caused this Master Terms and Conditions to be signed by their duly authorized representatives.

Avaya Inc.	XETA Technologies, Inc.
By: /s/ Roxanne L. Weldon	By: /s/ Jack R. Ingram
Typed Name: Roxanne L. Weldon	Typed Name: Jack Ingram
Title: Sr. Ops Mgr	Title: CEO, President
Date: 8/06/03	Date: 8.6.03

Avaya Proprietary

Avaya Inc. Reseller Master Terms & Conditions 1/14/2004

RESELLER PRODUCT GROUP ATTACHMENT
TO AVAYA INC RESELLER MASTER TERMS AND CONDITIONS
For
ENTERPRISE COMMUNICATION
AND INTERNETWORKING SOLUTIONS PRODUCT

This Product Group Attachment (“Product Group Attachment”) shall be effective as of 08/06/03 (“Effective Date”) between Avaya, Inc. (“Avaya”), and XETA Technologies, Inc. (“Reseller”). This Product Group Attachment hereby incorporates by reference the Reseller Master Terms and Conditions entered into between Avaya and Reseller. The terms set forth in this Product Group Attachment shall be applicable to Avaya Enterprise Communications (“EC”) and Internetworking Solutions (“IS”) Products as defined in Product Appendices attached.

In addition to the terms of the Reseller Master Terms and Conditions specifying the relationship of the parties and their responsibilities, the parties agree as follows:

1.0	DEFINITIONS

Unless otherwise specified herein, terms which are defined in the Reseller Master Terms and Conditions shall have the meanings specified therein. The following terms shall have the meanings specified below:

     1.1 “Area” means the specific geographic area or market segment in which Reseller has agreed to market Avaya Products in accordance with this Agreement. The agreed upon Area for Reseller is set forth in Appendix 1.

     1.2 “Distributor” means the authorized Avaya distributor of Avaya Product from whom Reseller will purchase product and who are listed or referred to in Appendix 1, to this Product Group Attachment.

     1.3 “Reseller Service” means one or more of those services Reseller may choose to perform itself for Avaya Products in the Area. Reseller Services include system configuration to the End User, installation, warranty, and provision of post-warranty on-site maintenance.

     1.4 “Avaya Service” means one or more of those services provided by Avaya that Reseller may choose to offer, including system configuration, installation, provision of post-warranty on-site and post-warranty remote maintenance service, and professional services. Avaya Service also includes remote maintenance service separate from post-warranty on-site maintenance service, which Reseller may offer in conjunction with Reseller Service.

     1.5 Territory” means the fifty states of the United States of America and the District of Columbia, excluding the Cincinnati Bell Telephone Company operating area in the states of Ohio, Kentucky and Indiana with respect only to DEFINITY® ECS and Prologix® products.

2.0	APPOINTMENT FOR ENTERPRISE COMMUNICATION AND INTERNETWORKING SOLUTIONS PRODUCT

     2.1 For Resale of EC Products Only: Avaya hereby authorizes Reseller to purchase Avaya EC Products from EC Products Distributor, for resale to End User customers only who are within Reseller’s Area.

For Resale of IS Products Only: Avaya hereby authorizes Reseller to purchase from Avaya IS Products from IS Products Distributor(s), for resale to End User customers only who are within Reseller’s Area.

Reseller’s authorized marketing location(s) are set forth in the Appendix 1. If End User to which Reseller has sold Avaya EC Products within the Area has locations outside the Area but within the Territory, then Reseller may sell limited quantities of Avaya EC Products for use by that End User outside the Area but in the Territory. With that exception, reseller shall not market or sell Avaya EC Products outside Reseller’s Area. Avaya’s authorization is predicated on Reseller’s agreement to market the Avaya Products in the Area and to achieve the Area forecast submitted pursuant to Section 4.3 of the Master Terms and Conditions. Avaya EC Products installed outside the Area will not be considered by Avaya when determining whether Reseller has achieved its annual commitment submitted pursuant to Section 4.3 of the Master Terms and Conditions. Reseller’s sales of Avaya EC Products outside the Area (unless specifically permitted by this Section 2.1), Reseller’s failure to achieve levels of sales acceptable to Avaya in the Area shall, among others, be grounds for termination or non-renewal of the Agreement.

     2.2 Unless expressly provided elsewhere within this Agreement, Reseller may not market or sell Avaya Products to any office, department, agency, or defense installation of the United States Government except that Reseller may respond to a request for competitive bids, proposals, or quotations even if Avaya is also responding. Reseller is not appointed or authorized to market or sell Avaya Products to the United States Government by reason of the fact that Reseller has, in the past, sold used or unused products manufactured by Avaya to the United States Government.

 1

Avaya Proprietary

3.0	SUPPLEMENTAL RESPONSIBILITIES OF RESELLER FOR AVAYA ENTERPRISE COMMUNICATION AND INTERNETWORKING SOLUTIONS PRODUCT

     3.1 All services training that Avaya requires Reseller personnel to undergo, or other services training requested by the Reseller and offered by Avaya, will be furnished to Reseller at Avaya’s standard rates, terms and conditions. If Reseller has subcontracted with Avaya to perform all or part of Reseller Service to an End User and Reseller installs unused product (s) manufactured by Avaya but not purchased from the BusinessPartner Sales Organization (“BPSO”) as part of that End User’s system, in addition to any other remedies available to Avaya, Avaya may terminate any Reseller licenses to use Avaya maintenance software and also terminate its subcontracts with Reseller to perform Reseller Service. If Reseller has sold an Avaya Product system and an Avaya Post-Warranty Maintenance service contract to an End User, Reseller will advise such End User that addition of used and unused product (s) to the Avaya Product system may void Avaya’s warranty and cause Avaya to terminate the service contract.

     3.2 Except when requested by the End-User customer within ninety (90) days prior to expiration of its Avaya Service agreement, without any prior solicitation from Reseller, Reseller may not seek to or assist any third party in replacing, interfering with or substituting any pre-existing Avaya Service agreement entered into with an End-User customer. Any act of interference by a Reseller with an existing Avaya Service agreement shall be a material breach of this Agreement. Reseller will not market or resell a third party’s services in support of an Avaya Product where Avaya has a preexisting Services agreement during the term of this Agreement.

     3.3 Reseller shall offer to train those End Users who elect to install their own systems in the effective use of the Avaya Products, including providing any instructional material furnished to Reseller by Avaya. Reseller shall specifically describe to those End Users who elect to install their own systems the sections of such material, including brochures and manuals packaged with the Avaya Products, that describe toll fraud and the precautions an End User can take to prevent toll fraud.

     3.4 If Avaya is to install the Products, Reseller shall give requested information, to the Avaya services organization where the End User is located, in the agreed format, as soon as Reseller’s order process is completed. This will enable the customer to receive the Avaya Warranty on the new Avaya Products and Software, and if the customer has an Avaya post warranty service maintenance contract and has like products, the new Avaya Products will automatically be added to that contract when the Warranty expires.

4.0	INSTALLATION, WARRANTY AND POST-WARRANTY SERVICES (for EC Products only)

This section 4.0 applies only to EC Products authorized by Product Appendix or Addendum to this Product Group Attachment:

     4.1 Avaya agrees to furnish any Avaya Services required by End Users purchasing Avaya Products from Reseller, as Reseller requests, until Reseller’s installation and maintenance personnel have completed training required under Section 4.2 of the Master Terms and Conditions, to the satisfaction of Avaya. During such interim period, Reseller agrees to propose only Avaya Services or those of an Authorized Avaya Service provider in connection with each End User purchase of Avaya Products under this Agreement. Once Reseller has completed the necessary training, any installation, warranty or post-warranty Services required by End Users may be furnished by Reseller. To ensure the provision of high quality installation and post-warranty Services to End Users, Reseller shall: (i) perform Services directly and not, unless expressly authorized in writing by Avaya, through a non-Avaya authorized independent contractor or agent; (ii) be adequately trained; and (iii) perform such Services competently and in accordance with any applicable Avaya standards. The indemnity obligations of Reseller under Section 14.1 of the Master Terms and Conditions shall apply to any Services furnished by Reseller to End Users. Reseller may offer Avaya’s installation and post warranty Services to Reseller’s End Users at Avaya’s then current rates terms and conditions.

     4.2 Replacement, spare or maintenance Product Components required by Reseller, to the extent that Avaya in its sole discretion makes such Product Components available, can be purchased either directly from Distributor pursuant to this Agreement or through Avaya’s National Parts Sales Center (NPSC). In the event Reseller elects to purchase such Product Components from the NPSC, such purchases shall be at the prices, terms and conditions established by the NPSC. Replacement, spare and maintenance Product Components provided to Reseller or purchased by Reseller under this Agreement may, at Avaya’s option, be either new or refurbished.

     4.3 Avaya’s appointment of Reseller to market Avaya Products hereunder is predicated on Reseller’s agreement that it will hold itself out as authorized by Avaya to provide Services only as to Avaya Products hereunder and will, to the sole satisfaction of Avaya, clearly distinguish its authorization to provide Services for such Avaya Products and its lack of authorization to provide Services for other Avaya-manufactured equipment. Reseller also agrees to inform End Users of such distinction in Reseller’s marketing (including brochures or other printed or written materials) of Avaya Products and of any other Avaya equipment. In addition to any other events of termination set forth in this Agreement, Reseller’s failure to distinguish between its authorization to offer Services as to Avaya Products and its lack of authorization to offer Services as to other Avaya equipment or to inform End Users of such distinction shall entitle Avaya to terminate this Agreement upon written notice to Reseller.

 2

Avaya Proprietary

     4.4 Reseller may incorporate Avaya Services support features in its Reseller Service Offers to End Users. Avaya will serve as Reseller’s subcontractor for such Avaya Services. No license is granted, and no title or other ownership rights in Avaya’s intellectual property related to Avaya’s provision of Avaya Services support shall pass to Reseller under this Agreement or as a result of any performance hereunder. Reseller agrees to provide Avaya with accurate information on End User port capacity, software attachments, and other information required in order for Avaya to invoice Reseller accurately for such remote support. Failure to provide such accurate information or to update it on a timely basis shall entitle Avaya to terminate this Agreement upon written notice to Reseller. Connection of unused product(s) manufactured by Avaya but not purchased from BPSO as part of an End User’s system may, in addition to any other remedies available to Avaya, permit Avaya to terminate any Reseller licenses to use Avaya maintenance software and also to terminate all its subcontract (s) with Reseller to perform Reseller Service.

5.0	PRODUCT, PRODUCT COMPONENTS, AND SOFTWARE LICENSE CHANGES

     5.1 Avaya may without the consent of Reseller, but with thirty (30) days advance written notice to Reseller, delete any Avaya Product or Product Component from any Product Appendix.

6.0	RESELLER FORECAST AND REPORTS

     6.1 Upon execution of this Agreement and annually thereafter, Reseller shall submit to Avaya a monthly and quarterly forecast of total Avaya Product orders to be placed by Reseller during the next twelve months, the “annual commitment”. The annual commitment must specify, for each month and quarter, the total unit quantities of each Avaya Product construct (i.e., average configuration of Avaya Product Components in an initial End User installation of an Avaya Product model) to be ordered.

     6.2 Avaya may reject any annual commitment submitted by Reseller if, in Avaya’s sole judgment, such commitment does not project either: (1) the level of Avaya Product orders Avaya reasonably requires of Reseller to achieve its marketing objectives in the Area; or (2) a realistic assessment of Reseller’s potential successful marketing opportunities in the Area during the forecast period. Avaya shall notify Reseller in writing within thirty (30) days of receipt of Reseller’s forecast if Avaya has rejected such forecast or it will be deemed to have been accepted by Avaya.

     6.3 Reseller shall submit the annual commitment of Avaya Product orders as specified in Section 6.1 of this Attachment, and actual Avaya Product installation data specified in Section 3.4 of this Attachment and Sections 4.10.1 and 4.10.2 of the Master Terms and Conditions, in a format specified by Avaya.

7.0	TERMINATION OF AGREEMENT

     7.1 In addition to the termination conditions in the Reseller Master Terms and Conditions, Avaya may terminate this Attachment or the Agreement upon twenty-four (24) hours upon the occurrence of any of the following:

     (a)  if Reseller breaches or otherwise violates any of the provisions under Sections 2.1, 3.2, 4.3, and 4.4 of this Attachment, and Reseller fails to cure such breach or violation within five (5) days after notice of such breach or violation is given to Reseller; or

     (b)  if Reseller has remotely accessed PBX locations maintained by Avaya directly.

Reseller agrees that by executing this Product Group Attachment, it is bound by the terms and conditions of the Master Terms and Conditions, the terms and conditions contained in the Product Group Attachment, and any additional terms and conditions set forth in a Product Appendix associated with those Products, which Reseller has been authorized to sell.

IN WITNESS WHEREOF the parties have caused this Product Group Attachment to be signed by their duly authorized representatives.

Avaya Inc.	XETA Technologies, Inc.
By: /s/ Roxanne L. Weldon	By: /s/ Jack R. Ingram
Typed Name: Roxanne L. Weldon	Typed Name: Jack Ingram
Title: Sr. Ops Mgr	Title: CEO, President
Date: 8/06/03	Date: 8/06/03

 3

Avaya Proprietary

AGREEMENT NO.: AVNERA1-T030809

RESELLER PRODUCT GROUP ATTACHMENT: OCTEL® PRODUCTS

This Reseller Product Group Attachment to the Reseller Master Terms and Conditions (“Product Group Attachment”), which shall be effective as of SEP 2 5 2002 (“Effective Date”) between Avaya Inc. (“Avaya”) and XETA Technologies, Inc. (“Reseller”) governs Reseller’s resale of the voice processing equipment principally embodied by the products listed in Appendix 2 (the “Systems”) and the replacement parts, hardware and software upgrades, expansions and conversions for such Systems, which together with the Systems shall be referred to as the “Products” in this Product Group Attachment. Except as explicitly modified herein, all terms, conditions and provisions of the Reseller Master Terms and Conditions (“Master Reseller Agreement”) between Avaya and Reseller and all previous Amendments to that agreement, which are collectively incorporated herein by reference, shall continue in full force and effect, In the event of any inconsistency or conflict between the Master Reseller Agreement and any Amendment and the terms of this Product Group Attachment with respect to Reseller’s resale of the Products, the terms, conditions and provisions of this Product Group Attachment shall govern and control. Capitalized terms used but not defined herein shall have the same meaning as that set forth in the Master Reseller Agreement.

1.0	PRODUCTS

1.1	This Product Group Attachment applies to the customer premises voice information processing Products identified in Appendix 2 hereto that Reseller is authorized to purchase from Avaya and no others..

1.2	Reseller also is authorized to purchase from Avaya and no others replacement parts, software upgrades, hardware upgrades, expansions and conversions for the Products set forth in Appendix 2 and for Avaya’s discontinued Products, provided that such parts are available and subject to the terms of any announced plan by Avaya to cease support for such discontinued products (“Sunset Policy). An “expansion” is an increase in the capacity of an installed system without a change in the type of system. A “conversion” is the migration from one type of installed system to another and may include database transfer.

1.3	The items falling into the following categories shall not be considered Products for any purpose:

1.3.1	Integrated versions of the Products the development of which requires information from an OEM vendor that OEM will provide only when it or its designated Reseller(s) will be the sole source of distribution of such an integrated version.

1.3.2	Any of Avaya’s discontinued products.

2.0	DEFINITIONS

2.1	“Applicable Price” means the national list price in effect on the date of Avaya’s receipt of Reseller’s order, subject to any Avaya discount schedule or price plan or policy that may serve to modify the list price.

2.2	“Authorized Territory” means the Territory set forth in Appendix 1 to this Product Group Attachment, which may be changed only by mutual, written agreement by the parties.

RESELLER PRODUCT GROUP ATTACHMENT OCTEL PRODUCTS AVAYA INC. CUSTOMER NAME	PAGE 1 OF 15 CONFIDENTIAL REV DATE. 4/30/02

Agreement No.: AVNERA1-T030809

2.3	“COD Software” means remotely enabled incremental software capacity or features.

3.0	APPOINTMENT FOR PRODUCT

3.1	During the term of this Product Group Attachment, and subject to the terms and conditions herein, Avaya appoints Reseller as a non-exclusive reseller authorized to purchase Products from Avaya directly for redistribution only directly to End-Users in the Authorized Territory. This Product Group Attachment shall remain in effect during the term of the Master Reseller Agreement, unless this Product Group Attachment is terminated as provided herein or the Products are discontinued pursuant to Section 6 of the Master Reseller Agreement.

3.2	The Products covered by this Product Group Attachment may include both hardware and software. Although the terms “purchase” and “sale” may be used throughout this Product Group Attachment for convenience, Reseller understands and agrees that it is being granted the right to use (and further sublicense the use of) but will not obtain title to, or any proprietary rights in, such software. Reseller will comply strictly with all restrictions on the use of software licensed by Avaya to Reseller and will require such compliance by Reseller’s customers.

3.3	Unless expressly provided elsewhere within this Product Group Attachment, Reseller may not market or sell Products to any office, department, agency, or defense installation of the United States Government except that Reseller may respond to a request for competitive bids, proposals, or quotations even if Avaya is also responding. Reseller is not appointed or authorized to market or sell Avaya Products to the United States Government by reason of the fact that Reseller has, in the past, sold used or unused products manufactured by Avaya to the United States Government.

3.4	Avaya will not be required to accept any orders for Products until Reseller has completed all requirements of the then current Avaya BusinessPartner authorization or certification program for the Products (the “Certification Program”). In the event that Reseller has not commenced or has not completed the Certification Program as of the Effective Date, it must commence the Certification Program no later than sixty (60) days after the Effective Date and must complete the Program within ninety (90) days thereafter. In addition, if Reseller fails to maintain its authorization status as set forth in the Certification Program, Avaya will not be required to accept any orders for Products until Reseller regains its authorization status. Failure to regain the authorization status within 60 days of notice of such failure to maintain is grounds for immediate termination of this Product Group Attachment.

4.0	RESELLER ORDERS

4.1	Orders for Products (including Product Components) submitted by Reseller shall refer to the identification number of this Product Group Attachment and shall contain the information necessary for proper delivery and invoicing, including without limitation, the date of the order, a description of and the Avaya order code (currently referred to as Material Code) for Products and Product Components to be furnished and any shipping instructions, All orders submitted by Reseller shall be

RESELLER PRODUCT GROUP ATTACHMENT OCTEL PRODUCTS AVAYA INC. CUSTOMER NAME	PAGE 2 OF 15 CONFIDENTIAL REV DATE. 4/30/02

Agreement No.: AVNERA1-T030809

deemed to incorporate and be subject to the terms and conditions of the Master Reseller Agreement and this Product Group Attachment as well as any supplemental terms and conditions agreed to in a writing signed by the authorized representatives of both parties. All other terms and conditions, including any pre-printed terms and conditions contained on any order form or correspondence originated by Reseller are rejected and shall have no effect. All orders are subject to acceptance in writing by Avaya through delivery of an order acknowledgment. Avaya shall have no liability to Reseller with respect to orders that are not accepted. Avaya may require that Products and Product Components be ordered only in factory-packed quantities or in minimum order amounts.

4.2	Reseller warrants that all orders submitted to Avaya will conform completely to Reseller’s own internal policies and procedures regarding such orders. Reseller’s failure to comply with such internal policies will not excuse Reseller’s payment obligations under this Product Group Attachment.

4.3	Cancellation of Order by Avaya. Avaya shall have the right to cancel an order under any of The following circumstances: Reseller fails to perform its obligations under any of the material terms and conditions hereunder; Reseller’s delay directly causes material delay to Avaya’s performance; in the event that any bankruptcy, insolvency or similar proceedings are commenced by or against Reseller under laws now or hereafter in effect; or in the event of the appointment of any assignee for the benefit of creditors or of a receiver of Reseller or its properties. No such cancellation shall prejudice any of the rights of Avaya arising prior to such cancellation or shall limit in any way other remedies available to Avaya.

4.4	Cancellation of Order by Reseller. Reseller may, upon written notice to Avaya, cancel any order or portion thereof in accordance with the then applicable Avaya returns policy, a copy of which will be provided to Reseller upon execution of this Product Group Attachment, and which Avaya may, in its sole discretion, change from time to time.

4.5	Withholding Shipment for Credit Reasons - Avaya may withhold shipment of Products under any purchase order (including one accepted by Avaya) if Reseller’s account is not current, excepting those invoiced amounts reasonably disputed in a writing by Reseller that includes a specific reason for such reasonable dispute; provided, however, that if such disputed amounts become more than 60 days past due, Reseller’s account shall be deemed not current for purposes of this Section.

5.0	RESELLER PRICES, DISCOUNTS AND REBATES - The prices applicable to Reseller orders requesting shipment within Avaya’s then current Product shipment intervals shall be the then current Applicable Price. Avaya’s current national list price and Reseller discount and rebate schedules will be provided to Reseller upon execution of this Agreement. The current discount schedule is set forth at Appendix 4. Reseller orders requesting delayed shipment (i.e., shipment on dates beyond Avaya’s then current Avaya Product shipment intervals) shall be subject to price increases and discount decreases that become effective before shipment.

RESELLER PRODUCT GROUP ATTACHMENT OCTEL PRODUCTS AVAYA INC. CUSTOMER NAME	PAGE 3 OF 15 CONFIDENTIAL REV DATE. 4/30/02

Agreement No.: AVNERA1-T030809

6.0	RESELLER PRICE LIST, DISCOUNT, AND REBATE CHANGES

6.1	Avaya may decrease the national list price or increase discounts or rebates in the Reseller discount or rebate schedules without advance notice to or the prior consent of Reseller. Avaya agrees to provide written notice of any such price or discount changes and the effective date thereof and a re-computation of pricing on Reseller inventory as set forth in the BusinessPartner Policy and Process Handbook (Resellers). The difference between the re-computed amounts and previously invoiced amounts will be reflected as a credit to Reseller’s account. Avaya will make reasonable commercial efforts to advise Reseller 30 days in advance of any price decreases.

6.2	Avaya also may institute promotional price decreases or discount increases at any time under such terms and conditions as Avaya in its sole discretion shall determine are appropriate. Promotional prices and discounts shall apply only during the period specified by Avaya and there shall be no re-computation of amounts payable by Reseller for orders placed before such period. Promotional prices and discounts shall not be in excess of 120 days. Such promotional events will not be run in consecutive periods. Avaya will make reasonable efforts to provide Reseller with thirty (30) days advance notice of promotional programs to Resellers.

6.3	Avaya may, without the prior consent of Reseller, increase the national list price as published by Avaya from time to time or decrease discount levels, including those set forth in Appendix 4, provided Avaya furnishes Reseller written notice of any such changes sixty (60) days in advance of the effective date. All other components of the Reseller compensation plan are variable and dependent on Reseller performance and commitment,

6.4	Unless expressly stated to the contrary, Applicable prices do not include taxes or Avaya’s charges for related domestic transportation or storage services. Avaya’s national price list prices do include its standard packing for domestic shipment. All Product prices are F.O.B. Avaya’s shipping point. Unless Reseller furnishes Avaya a valid tax exemption certificate, Reseller shall pay all applicable taxes, however designated, resulting from this Product Group Attachment or any activities hereunder (exclusive of any tax based on or measured by net income).

7.0	BILLING AND PAYMENT - Invoices for Products will be sent by Avaya upon shipment of the Product or as soon thereafter as practicable. Unless Avaya otherwise notifies Reseller in writing, Reseller shall pay the invoiced amount in full, within thirty (30) days of the invoice date. Payments not received within thirty (30) days of the invoice date shall incur a late payment charge that shall be computed at the rate of one and one-half percent (1-1/2%) of the overdue amount per month. The amount of Reseller credit or terms of payment may be changed or credit withdrawn by Avaya at any time upon notice to Reseller in writing, unless Reseller provides Avaya with adequate assurance of performance, as that phrase is used in Section 2-609 of the Uniform Commercial Code as adopted in New York, within ten days of any such written notice.

RESELLER PRODUCT GROUP ATTACHMENT OCTEL PRODUCTS AVAYA INC. CUSTOMER NAME	PAGE 4 OF 15 CONFIDENTIAL REV DATE. 4/30/02

Agreement No.: AVNERA1-T030809

8.0	PURCHASE MONEY SECURITY INTEREST

8.1	Avaya reserves and Reseller hereby grants to Avaya a purchase money security interest in all Products sold to Reseller by Avaya under this Product Group Attachment, and any proceeds thereof or there from, including, but not limited to, accounts receivable, installment contracts, chattel paper and instruments arising there from (the “Collateral”), until any and all payments and charges due Avaya under this Product Group Attachment are paid in full. Avaya shall have the right, at any time and without notice to Reseller, to file in any state or local jurisdiction such financing statements (e.g., UCC-1 financing statements) as Avaya deems necessary to perfect its purchase money security interest hereunder. Reseller hereby irrevocably appoints Avaya as its attorney-in-fact for purposes of executing and filing such financing statements and such other documents prepared by Avaya or its designated agent for the purpose of perfecting Avaya’s security interest hereunder, Reseller also agrees that this Product Group Attachment may be filed by Avaya in any state or local jurisdiction as a financing statement (or as to evidence of the Avaya’s purchase money security interest). Reseller shall be permitted to sell Products in the ordinary course of business free of Avaya’s security interest, subject to the provisions of Section 8.2 below.

8.2	If Reseller defaults in the payment of any amount due to Avaya and such default continues for a period of ten (10) days after notice of such default has been given to Reseller, in addition to all of its other rights and remedies, with respect to the Collateral Avaya shall have all of the rights and remedies of a secured creditor after a default by a debtor under the Uniform Commercial Code (“UCC”). In addition to any other remedy available to Avaya as provided herein, by common law and by statute, Avaya may exercise its right to reclaim all Products sold to Reseller pursuant to UCC Section 2-702 or such other applicable provision, as it may exist from state to state.

9.0	DELIVERY AND SHIPMENT

9.1	SHIPPING. Avaya will ship Products, including Product Components ordered by Reseller, only to Reseller’s authorized shipping locations(s), unless the parties mutually agree to the shipment of the Products to the End User’s location. Avaya will use its reasonable commercial efforts to fill promptly Reseller’s written orders for Products or Product Components, insofar as practical and consistent with Avaya’s then-current lead-time schedule, access to supplies on acceptable terms and allocation of available products and capacity from among Avaya’s customers.

9.2	TITLE AND RISK OF LOSS. Title (except for firmware and software) and risk of loss or damage to Products shall pass to Reseller: (i) at the time Avaya or its supplier delivers possession of the Products to a carrier; or (ii) if there is no carrier, at the time Reseller takes possession of the Products at Avaya’s or its supplier’s plant or warehouse or other facility. If, however, turnover has been delayed at the written request of Reseller, Reseller shall nevertheless accept title to such Products and risk of loss on the date of shipment to Avaya’s or a third party’s storage facility. Reseller will pay reasonable storage costs for such delayed material upon receipt of an invoice from Avaya.

RESELLER PRODUCT GROUP ATTACHMENT OCTEL PRODUCTS AVAYA INC. CUSTOMER NAME	PAGE 5 OF 15 CONFIDENTIAL REV DATE. 4/30/02

Agreement No. AVNERA1-T030809

9.3	DELIVERY OF COD SOFTWARE - Delivery of COD Software will be deemed to have occurred on the date on which Avaya or its authorized agent enables such software capacity or feature. As a condition of Avaya’s enablement of COD Software features and capabilities, Reseller agrees to require its customer to make available to Avaya or its authorized agent a remote system level access to customer’s equipment at a time mutually agreeable to both customer and Avaya. Reseller will be solely responsible for ensuring that any hardware necessary to support the incremental software capacity or feature is ordered, sold and installed in Reseller’s customer’s Systems prior to Avaya’s enablement of COD Software features and capabilities.

9.4	Shipment - In the absence of specific shipping instructions from Reseller, Avaya will ship by the method it deems most advantageous to both parties. Transportation charges will be collect or, if prepaid by Avaya, will be subsequently invoiced to Reseller. Unless otherwise specified, Products shall be shipped in Avaya standard commercial packaging. When special packaging is requested or, in the opinion of Avaya, required under the circumstances, the cost of the same will be separately invoiced. If Avaya ships by a method other than that specified by Reseller on the purchase order, then Avaya shall be liable for the difference, if any, between the cost of freight incurred and the cost of freight which would have been incurred had Avaya complied with Reseller’s shipping instructions.

10.0	TRAINING AND DOCUMENTATION

10.1	Training - Training requirements for the Products are as follows:

10.1.1	Reseller will maintain a minimum of two (2) technical persons who meet the technical training and skill requirements set forth in the then current Certification Program for the Products.

10.1.2	Reseller will maintain a minimum of two (2) sales persons who have completed the training requirements set forth in the then current Certification Program for the Products.

10.1.3	Reseller may obtain the training required under 10.1.1 and 10.1.2 through Avaya University at then applicable rates, terms and conditions.

10.1.4	Avaya may at its sole discretion revise the training and skill requirements set forth in the Certification Program. In addition, the technical and sales personnel described in 10.1.1 and 10.1.2 above will be required to attend refresher-training courses and/or renew their certification credentials prior to expiration. The Reseller should refer to the BusinessPartner web site for up-to-date information on the Certification Program and related training requirements.

10.2	Technical Documentation

10.2.1	Softwaremanuals (e.g., System Manager, Service, et al.) and support materials, such as user guides, implementation guides, training documentation, applications write-ups, seminar kits and other materials that

RESELLER PRODUCT GROUP ATTACHMENT OCTEL PRODUCTS AVAYA INC. CUSTOMER NAME	PAGE 6 OF 15 CONFIDENTIAL REV DATE. 4/30/02

Agreement No. AVNERA1-T030809

are useful as training or support tools, for all Products identified in this Attachment are available on the Avaya Support web site. Reseller is prohibited from duplicating such support and training material.

10.2.2	The formats used for technical documentation and updates are within the sole discretion of Avaya.

11.0	RESELLER CUSTOMER SUPPORT

11.1	Provision of Qualified Personnel - Reseller will provide at least two technical persons trained in accordance with Section 10.1.1 by an Avaya authorized education provider to install and maintain Products within four (4) hours of each location in Reseller’s Territory where a Product is installed, but less than four hours if necessary to meet the response time targets contracted between Reseller and customer.

11.2	Implementation Services - In accordance with Avaya published implementation procedures, Reseller will perform user surveys, product installation, initial configuration, customer support, software and configuration changes, and other customer implementation services, to ensure quality implementation. Reseller, at its option and at Reseller’s prevailing rates, may perform implementation services for any Product within the Territory, no matter who sold the product.

11.3	Enforcement of Software Licenses - Reseller recognizes that only End-Users who have been properly licensed by Avaya or one of its authorized Resellers may use Avaya software, and that such use must be in accordance with Avaya’s software license terms and restrictions. In addition to the provisions of Section 7 (Licensed Materials) of the Master Reseller Agreement, Reseller agrees to assist Avaya in the enforcement of its software rights by; (1) providing Avaya with any information that it may have about the unauthorized use or access to Avaya software by third parties; (2) instructing any user of Avaya software which Reseller has reason to believe may not be licensed for such use that it must obtain a software license from Avaya; and (3) agreeing to provide support only to End-Users who have been properly licensed to use such Avaya software and are using such software in accordance with the applicable software License. Any violation of this Section 11.3 shall entitle Avaya to terminate this Product Group Attachment and the Master Reseller Agreement as set forth in Section 17.3 of the Master Reseller Agreement.

11.4	Support Standards - Reseller’s support of Products located in Reseller’s Territory will conform to the following standards:

11.4.1	Field Failures - Reseller will respond to Product failures within the period contracted between Reseller and its customers.

RESELLER PRODUCT GROUP ATTACHMENT OCTEL PRODUCTS AVAYA INC. CUSTOMER NAME	PAGE 7 OF 15 CONFIDENTIAL REV DATE. 4/30/02

Agreement No. AVNERA1-T030809

11.4.2	Upgrades, Training and Other Support - Reseller will acknowledge customer requests for configuration changes, training or other requests for support within a reasonable time by scheduling such work or training at a time acceptable to the customer and Reseller.

11.4.3	Customer Dissatisfaction - Avaya reserves the right to perform Reseller’s field service obligations in any case where a customer has notified Avaya of dissatisfaction with Reseller’s service and Reseller has failed to remedy the problem following notification by Avaya.

11.4.4	Remote Support Capabilities - All Avaya System installations supported by Reseller must be equipped with a remote access device approved by Avaya.

11.4.5	Spare Parts Inventory - Reseller agrees to maintain test equipment and carry an inventory of critical spares, a list of which is available on the Avaya support web site. Reseller must maintain spare parts sufficient to provide Tier I support to its End User customers.

11.4.6	Response Time - When it is determined by Reseller that service is required on-site due to a major malfunction, as defined by Avaya, on-site response time with anticipated repair parts needed (based on remote diagnosis of system trouble) will not exceed four hours for those sites within a 100 mile radius of Reseller’s facility or the period contracted between customer and Reseller, whichever is less, after such determination is made, On-site response time with anticipated spare parts needed for sites within a 101-200 mile radius will not exceed S hours or the period contracted between customer and Reseller, whichever is less, and for sites more than 200 miles distant will not exceed 16 hours or the period contracted between customer and Reseller, whichever is less.

11.4.7	Escalation - Reseller will escalate service troubles to Avaya’s Technical Service Organization (“TSO”) in accordance with Avaya’s then current published escalation policies. Avaya shall provide such TSO support at its then-current rates, terms and conditions, subject to the conditions set forth in this Section 11 and Section 12 of the Product Group Attachment.

11.4.8	Technical Certification - Service of Products will only be performed by Reseller employees with current Avaya technical certifications set forth in the Certification Program.

11.4.9	Acknowledgment and Scheduling - Reseller will acknowledge customer requests for configuration changes, training or other requests for support by the next business day and will schedule such work or training at a time acceptable to the customer and Reseller.

RESELLER PRODUCT GROUP ATTACHMENT OCTEL PRODUCTS AVAYA INC. CUSTOMER NAME	PAGE 8 OF 15 CONFIDENTIAL REV DATE. 4/30/02

Agreement No. AVNERA1-T030809

12.0.	TECHNICAL SUPPORT - Avaya will make available technical consulting assistance to Reseller’s Avaya certified technicians by telephone from its support center 24 hours per day, seven days per week. Avaya may refuse to provide technical consulting assistance to Reseller employees who have not met the training and skill requirements set forth in the Certification Program. Avaya shall provide such technical consulting assistance at Avaya’s then-current rates, terms and conditions,

13.0	SPARE PARTS

13.1	Avaya’s National Parts Service Center provides information to Reseller regarding the spares programs and services available to Reseller and Avaya’s pricing for such programs and services.

13.2	Reseller agrees that for repairs to or expansions of the Products, to use only parts supplied or approved by Avaya. Reseller’s use of any Avaya parts provided by noncertified third-party vendors will void the System warranty. Avaya may, in its discretion, refuse technical support of Products or Systems containing parts provided by noncertified third-party vendors,

13.3	Avaya shall make available new or factory recertified parts for discontinued products no longer sold under this Product Group Attachment as long as supplies of such parts last and subject to the terms of any announced Sunset Policy. Avaya shall provide reasonable notice to Reseller in advance of the depletion of such parts.

13.4	Reseller must use the original shipping package when returning parts. Reseller may order -additional packaging may be available through the National Parts Center. Avaya will not accept parts damaged by improper handling or shipping. Replacement parts, at Avaya’s sole discretion, may be either new or factory recertified parts. Replacement parts will be shipped to Reseller, freight prepaid. Replaced parts are to be returned to Avaya using Avaya’s then current Avaya returns policy.

14.0	WARRANTIES - Except as set forth below, there are no different or additional warranty terms, restrictions or exclusions than those set forth in Sections 11 and 12 of the Master Reseller Agreement, which are incorporated herein by reference.

14.1	Product Warranty - Avaya warrants that the Products sold hereunder will be free from material defects in manufacturing and materials and will meet all of Avaya’s specifications for such Products in effect at the time of shipment or enablement. The applicable warranty periods shall be as follows:

14.1.1	New Systems and migrations to New Systems are warranted for a period of 12 months following shipment from Avaya;

14.1.2	All other Products, excluding COD Software, software upgrades, hardware upgrades, expansions, and replacement parts are warranted for 90 days following shipment from Avaya or the remainder of the applicable System warranty if the Product is installed in a System, whichever is longer; and

RESELLER PRODUCT GROUP ATTACHMENT OCTEL PRODUCTS AVAYA INC. CUSTOMER NAME	PAGE 9 OF 15 CONFIDENTIAL REV DATE. 4/30/02

Agreement No. AVNERA1-T030809

14.1.3	COD Software is warranted for 90 days following the date of enablement.

14.1.4	Avaya’s sole obligation and Reseller’s sole remedy under this warranty shall be the furnishing to Reseller of replacement parts for any parts of any System that are defective and repair or replacement at Avaya’s option of any material that is defective under the terms of this warranty without charge by Avaya. Reseller shall ship defective material to Avaya at the destination Avaya designates with transportation and packaging prepaid by Reseller. The above warranty is subject to Reseller’s full compliance and fulfillment of its obligations under Section 11 .2 above (Implementation Services) and Section 15.4 below (Required Changes).

14.1.5	Reseller shall warrant to its customers that any System sold to them will perform in accordance with Avaya’s then currently published specifications for at least six months following delivery of such System to a customer. Reseller will provide repair or replacement (at Reseller’s option) of defective parts in connection with such warranty. Any labor required to effect such repair or replacement shall be provided by Reseller at Reseller’s expense and will not be reimbursed by Avaya, except as provided in Section 15.4.

14.1.6	Some Products purchased by Reseller or used to provide support may contain selected used or refurbished parts that are warranted as new,

15.0	SOFTWARE UPDATES, UPGRADES AND SOFTWARE AND HARDWARE MODIFICATIONS

15.1	Software Updates - A Software Update is defined as a change within a major release that typically provides a maintenance correction only, but may introduce new optional features. A Software Update is designated with a non-zero decimal as its version number, such as “3.1.” Avaya will make Software Updates available to Product Authorized Resellers free of charge for five years from the date of sale of Product in the form of Hardware/Software Modifications.

15.2	Software Upgrades - A Software Upgrade is defined as change to the software that moves a System to a new major release designated with a whole number as its version number, such as “3.0.” A Software Upgrade introduces new software features, which may or may not require additional hardware, to enhance the functionality of the System. Upon release of any Software Upgrade to the Product, Avaya will make such Software Upgrade available to Reseller at its then-current published prices for that Software Upgrade, less applicable discounts.

15.3	Hardware and Software Modifications - A Hardware/Software Modification is defined as a change to hardware and/or software that improves the safety or reliability of the System. A Hardware/Software Modification is a mandatory change.

15.4	Required Changes - Reseller shall perform a Hardware/Software Modification or install Software Updates within a reasonable time after having received written notification from Avaya of such Hardware/Software Modification or Software Update. Reseller will send Avaya written confirmation upon completion, utilizing Avaya pre-addressed forms. If Avaya elects to have its own personnel perform a

RESELLER PRODUCT GROUP ATTACHMENT OCTEL PRODUCTS AVAYA INC. CUSTOMER NAME	PAGE 10 OF 15 CONFIDENTIAL REV DATE. 4/30/02

Agreement No. AVNERA1-T030809

Hardware/Software Modification or install a Software Update, Reseller will cooperate fully. At Avaya’s sole discretion, it may elect to pay Reseller an amount to be determined by Avaya for performing a Hardware/Software Modification, such as a retrofit.

15.5	System Operation - Reseller will use its reasonable efforts to ensure that its installed base of Systems are operating:

15.5.1	Using the last Software Upgrade or the immediately preceding major release; and

15.5.2	With all required hardware modifications installed.

15.6	For a transition period of six months after the introduction of a Software Upgrade, Avaya will continue to support the major release that preceded the immediately preceding major release, if any. Following such transition period, if any, Avaya will support only the current Software Upgrade and the immediately preceding major release; provided, however, that Avaya will not provide support after the support termination date for any Software Upgrade or initial major release for which Avaya has announced the end of support pursuant to an Avaya Sunset Policy.

16.0	AVAYA WEB CITE - Avaya will provide Reseller with Product information, including marketing, technical, and support information and information regarding Avaya’s current Sunset Policies (as defined herein), through Avaya’s Web Site. Reseller shall be responsible for accessing the information on the Avaya Web Site, including pricing.

17.0	SOFTWARE LICENSE AND RESTRICTIONS - The Products delivered to Reseller or its customers pursuant to this Product Group Attachment may embody and include certain software programs in object code (machine-readable but not human-readable form). The software may be contained on disk drives, erasable, programmable, read-only memories (EPROM’s), programmable array logic devices (PALs), disk cartridges, or in other electronic or mechanical forms including in the form of unlicensed incremental software capacity or feature in licensed software which will become subject to this license only when enabled by Avaya. Additionally, use of the software can result in the production of human-readable features such as documentation, report formats, menus, and audible prompts. Such software and features constitute either the copyrighted property of Avaya and/or its suppliers or the proprietary trade secret information of Avaya and/or its suppliers, or both. Unless Reseller is granted greater rights by written amendment to this Product Group Attachment executed by Avaya, Reseller is hereby granted a license to use only the number of copies of the software that are provided by Avaya, and to use such copies only on the hardware on which it is originally mounted by Avaya. Without Avaya’s prior written consent, Reseller may not copy the software or the human-readable features referred to above for any purpose, nor may Reseller remove the software or attempt to execute the software on any hardware other than the hardware on which the software was originally mounted. Reseller may sublicense the software licensed hereunder to its customer who purchases the hardware subject to applicable fees, if any, but only upon the conditions that: (a) such customer executes an understanding in the form of Appendix 3 attached hereto, to comply with the conditions stated herein regarding use of the software and features, and (b) Avaya is given a copy of the executed form with the purchase order submitted by Reseller to Avaya. Reseller shall not, whether through use of disassemblers

RESELLER PRODUCT GROUP ATTACHMENT OCTEL PRODUCTS AVAYA INC. CUSTOMER NAME	PAGE 11 OF 15 CONFIDENTIAL REV DATE. 4/30/02

Agreement No. AVNERA1-T030809

or any other means whatsoever (including but not limited to manual, mechanical or electrical means), reverse engineer, decompile, disassemble, or derive source code from the software, or attempt to or permit any third party to do any of the foregoing. Reseller expressly agrees that it shall not enable, or permit or assist any third party to enable, features or capabilities inherent in any licensed software that may be remotely enabled. Any attempt to do any of these things shall be a material breach of this Product Group Attachment which shall immediately entitle Avaya and/or its suppliers to exercise any remedy set forth herein, as well as any remedy that may exist at law or in equity including causing the software to be destroyed or disabled. This Software License shall survive this Product Group Attachment and shall terminate with respect to particular software at the end of the operational life of the hardware on which such software is mounted.

Reseller agrees that Avaya or its authorized agent may, at its discretion, electronically inspect and audit the configuration of Avaya Systems for compliance with the terms of this software license at the following times: (i) at the time of enablement of any separately licensed software feature or capability, such as incremental capacity for Avaya’s Products, and (ii) in addition to (i) above, once each calendar year upon three (3) business days notice to Reseller from Avaya. Reseller agrees to cooperate with Avaya or its authorized agent in conducting such audits including providing remote system level access to Reseller’s and/or Reseller’s customer’s hardware and software available to Avaya for such purpose. On the condition that Reseller’s customer has given Avaya permission to disclose the results of any such audit, or excused Avaya from any confidentiality obligations, Avaya will provide prompt notification to Reseller of the results of any such audit.

Any breach of this Software License will entitle Avaya and/or its suppliers to exercise immediately any remedy set forth in this Product Group Attachment as amended, as well as any remedy that may exist at law or equity.

XETA Technologies, Inc.	AVAYA INC.

/s/ Jack R Ingram	/s/ Roxanne L. Douma

Signature	Signature

Jack R. Ingram	Roxanne L. Douma

Print Name	Print Name

President	Senior Ops Mgr

Title	Title

9-6-02	9-25-02

Date	Date

RESELLER PRODUCT GROUP ATTACHMENT OCTEL PRODUCTS AVAYA INC. CUSTOMER NAME	PAGE 12 OF 15 CONFIDENTIAL REV DATE. 4/30/02

Reseller Contract #

RESELLER PRODUCT GROUP ATTACHMENT
TO AVAYA INC. RESELLER MASTER TERMS AND CONDITIONS
FOR SERVICES

This Product Group Attachment for Services (this “Product Group Attachment”) is effective SEPT 22, 2003 (the “Effective Date”) between Avaya Inc. (“Avaya”) and XETA TECHNOLOGIES (“Reseller”). This Product Group Attachment is being executed pursuant to the Reseller Master Terms and Conditions (the “Reseller Master Terms and Conditions”), Agreement No. AVNERA1-T030905, entered into between Avaya and Reseller, and shall be a part of the “Agreement” as defined in the Reseller Master Terms and Conditions.

In addition to the terms of the Reseller Master Terms and Conditions, the parties agree as set forth below. This Product Group Attachment covers Services and Service deliverables for use only in the United States.

1.     AUTHORIZATION

1.1  Authorization as Reseller. Subject to the terms and conditions herein, Avaya authorizes Reseller as a non-exclusive reseller to purchase Services directly from Avaya in the “One-Tier Model” (and, if the “Two-Tier Model” column is checked with an “X” in Appendix 1, from a Distributor) and resell such Services to End Users in the Territory. “Services” refers to those Avaya services to be performed by Avaya (excluding any services to be performed by Reseller) which Reseller is authorized to resell under this Product Group Attachment, as indicated in Appendix 1 (Services), and as further defined in this Product Group Attachment and any Avaya service description documents. The term ‘Distributor” means any Avaya distributor authorized to resell Services to resellers in the Territory. if the “Commission Model” column is checked with an “X” in Appendix I, Reseller is authorized to offer Avaya Services in accordance with the provisions of the then in effect Avaya services commission policy.

1.2  Appendices and Order of Precedence. Incorporated into this Product Group Attachment are the following Appendices: Appendix 1 (Services), Appendix 2 (Maintenance Services Terms), Appendix 2A (End User Maintenance Services Terms), Appendix 3 (Milestone Services Terms), Appendix 4 (Time & Materials Services Terms), Appendix 5 (Management Services Terms), Appendix 6 (Installation Services Terms), and Appendix 6A (End User Responsibilities For Installation Services). Appendix 1 shall indicate which of the other Appendices shall apply to the provision of Services under this Product Group Attachment. Reseller shall also indicate applicable Appendices by initialing each such Appendix. The terms set forth in Appendices 2 through 6A shall only apply if and to the extent that Reseller purchases Services directly from Avaya for resale to an End User in the One-Tier Model. In the event of any conflict or inconsistency between the terms in this Product Group Attachment and the terms in the Reseller Master Terms and Conditions, this Product Group Attachment shall prevail with regard to any Services and Service deliverables.

2.     ORDERS

2.1  Orders. Reseller may order Services for resale under this Product Group Attachment by placing written, signed orders in substantially the form as may be designated by Avaya, or by placing orders via order-entry tools on Avaya websites, or by any other mutually agreeable method (each, an “Order”).

Reseller Product Group Attachment for Services - V 0803.1	Page 1

2.2  Acceptance of Orders. All Orders are subject to acceptance by Avaya. Avaya may accept an order by commencing to perform Services. Orders relating to the One-Tier Model will be governed by the terms of this Product Group Attachment and the Reseller Master Terms and Conditions, even when they lack an express reference to either document. No pre-printed terms (or any other terms beyond the scope of the Order form, or any purchase orders other than the Order form) set forth in any Order submitted by Reseller shall be binding on Avaya. When Avaya accepts an Order, Avaya may notify Reseller of Avaya’s estimated service commencement dates applicable to the Order.

2.3  Cancellations. Reseller may cancel accepted Orders subject to the restrictions and payment of the cancellation and termination charges indicated in the applicable Appendix.

3.     PRICES AND PAYMENT TERMS

3.1  Two-Tier and Commission Models. The terms set forth in this Section 3 are not applicable to either the Two-Tier Model or the Commission Model.

3.2  Prices, Invoicing and Payment. The prices to be charged by Avaya to Reseller for Services will be equal to the Avaya list prices for Services in effect on the date of Avaya’s acceptance of an Order, minus any applicable discounts, rebates, or credits pursuant to the Avaya discount schedule or price policy for Services in effect on the date of Avaya’s acceptance of an Order. Except as agreed otherwise in writing, Avaya will invoice Reseller all amounts due as provided in the applicable Appendix. Payment of all amounts invoiced by Avaya to Reseller is due within thirty (30) days from the date of Avaya’s invoice. Notwithstanding anything to the contrary in this Product Group Attachment, any Channel Policy (as defined below), or any Avaya discount schedule or price policy, Reseller will have sole discretion to set prices to be charged by Reseller to End Users for Services.

3.3  Late Charges. Any overdue and unpaid portion of an invoice will bear interest, compounded at one and one-half percent (1.5%) per month or the maximum rate allowed by applicable law, whichever is less. Avaya may suspend licenses and performance of Orders for which payment is overdue until the overdue amounts are paid in full. Reseller will reimburse Avaya for reasonable attorneys’ fees and any other costs associated with collecting delinquent payments.

3.4  Taxes. All prices, fees, and other amounts quoted and payable for Services exclude taxes. Reseller will pay or reimburse Avaya for all applicable sales, services and other taxes (excluding taxes on Avaya’s net income) levied upon the sale and/or license of Service deliverables and performance of Services, unless Reseller is exempt and provides Avaya with a valid tax exemption certificate prior to Avaya’s invoice date.

4.     RESELLER RESPONSIBILITIES; WARRANTY AND SOFTWARE LICENSE.

4.1  End User Agreement Obligations. Reseller shall comply with the following obligations (the “End User Agreement Obligations”) with regard to each End User to whom Reseller resells Services:

     (i)  Reseller shall obtain the End User’s written agreement to the following document(s) or provisions, either at the time when End User orders the Services from Reseller or prior to the time when End User can cancel the order without any cancellation charges and with a full refund:

•	Appendix 2A (End User Maintenance Services Terms), with regard to any “Maintenance Services” (as defined in Appendix 2A) resold to an End User. Reseller shall add a copy of the

Reseller Product Group Attachment for Services — V 0803.1	Page 2

“Service Agreement Supplement” (as defined in Appendix 2A), as well as any order-specific information (such as service options and supported products), to each Appendix 2A to be agreed to by End Users, and shall ensure that such order-specific information is identical to, and does not exceed, the scope of the Order placed by Reseller with Avaya for the applicable End User order. Avaya can modify the template Service Agreement Supplement at any time without Reseller’s consent, but shall notify Reseller of any modifications at least sixty (60) days prior to the effective date of the modification;

•	Section 4 (Intellectual Property Rights; Software License), Section 7 (No Solicitation), and Section 8 (Reseller and End User Responsibilities) of Appendix 3 (Milestone Services Terms), with regard to any “Milestone Services” (as defined in Appendix 3) resold to an End User;

•	Section 3 (Intellectual Property Rights; Software License), Section 6 (No Solicitation), and Section 7 (Reseller and End User Responsibilities) of Appendix 4 (Time and Materials Services Terms), with regard to any “T&M Services” (as defined in Appendix 4) resold to an End User;

•	Section 4 (Reseller and End User Responsibilities), Section 8 (Intellectual Property Rights; Software License), Section 11 (Non-Solicitation) of Appendix 5 (Management Services Terms), with regard to any “Management Services” (as defined in Appendix 5) resold to an End User; and

•	Appendix 6A (End User Responsibilities for Installation Services) with regard to any “Installation Services” (as defined in Appendix 6) resold to an End User.

     (ii)  Reseller shall not agree to any contractual limitations on the End User’s liability for violations of Avaya’s intellectual property rights, including through breaches of a software license or reverse engineering.

Reseller shall indemnify Avaya for all claims, actions, costs, expenses, and damages (including the purchase price of any. service options or other coverage resold to an End User in excess of the service options or coverage purchased by Reseller from Avaya) suffered by Avaya as a result of Reseller’s failure to comply with this Section 4.1, or as a result of End User’s failure to comply with Appendix 2A or any software license restrictions and other terms required to be passed by Reseller to End Users.

4.2  Avaya Warranty and Software License. Avaya will extend the warranty and software license as set forth in Appendix 2A (End User Maintenance Services Terms), Appendix 3 (Milestone Services Terms) and Appendix 4 (Time & Materials Services Terms), as applicable, to End Users purchasing Services from Reseller, subject to Reseller complying with the End User Agreement Obligations for the applicable End User and Services.

4.3  Services Warranty Support. Unless otherwise designated by Avaya for a specific Service, Reseller will be responsible for providing support to End Users with regard to any Services warranty or license issues or questions, including telephone support, troubleshooting, accepting the return of nonconforming Service deliverables and obtaining replacement deliverables, and filing Services warranty claims with Avaya. If Avaya elects to provide a refund for a nonconforming Service or Service deliverable, Reseller shall be required to refund to End User the full purchase price, license fee and/or service fees paid by End User to Reseller for the nonconforming Service or Service deliverable, regardless of whether Reseller was in any manner at fault or negligent.

4.4  Maya Leads or Referrals; End User Specification of Avaya. If Avaya provides a lead or referral to Reseller or if an End User specifies Avaya, Reseller shall market, offer, and sell only Avaya Services (and not the services of Reseller or any other entity) on that opportunity, except to the extent no

Reseller Product Group Attachment for Services — V 0803.1	Page 3

Avaya Service would meet the End User’s requirements. Failure to provide Avaya Services without prior written consent from Avaya for those leads or referrals provided by Avaya may result in the cessation of any future leads or referrals.

4.5  Compliance with Channel Policies; Separate from ECG/SMBS BusinessPartner Programs. Reseller agrees to abide by all applicable training, technical support capabilities, sales forecasting, and other service authorization requirements and policies (the “Channel Policies”) that may be required by Avaya of its resellers of Services. The Channel Policies will be available online on the Avaya website and will include the then current available benefits including commissions and discounts according to the requirement levels reached by each respective Reseller. Unless expressly provided otherwise in the Channel Policies, Avaya reserves the right to cancel or modify any Channel Policy at any time without notice to or consent from Reseller. Purchases and resales of Services will not count or be credited in any manner toward earning benefits or certification under the Avaya BusinessPartner programs for Enterprise Communications Group (ECG) and Small & Medium Business Solutions (SMBS) products, except as may be expressly stated otherwise in either of those programs.

4.6  Remote Access in One-Tier Model.

     (a)  Where provision of Services is dependant on remote access to the Products being serviced, Avaya will provide and maintain any necessary connection equipment and Reseller or End User will provide, maintain and pay for, the dedicated telephone connection. Reseller also agrees to allow Avaya to connect other items of equipment to the Products being serviced, such as a tracker, for diagnostic purposes.

     (b)  Avaya may establish password protection for remote access with passwords being changed by Avaya at random times to maintain security, and also immediately after an engineer or other Avaya employee who knows such passwords leaves the employ of Avaya. On written request from Reseller, Reseller may take full responsibility for the allocation, management and control of access passwords and changes thereto, provided that Avaya is promptly advised in writing of the procedures to be used and passwords so issued so as to ensure Avaya has uninterrupted, continuous remote access to the Products being serviced.

     (c)  Reseller will not disconnect any facilities or equipment for remote access, or otherwise impede or prevent such remote access without the prior written consent of Avaya. Upon mutual written agreement of the parties, Reseller may disable the remote access or items of diagnostic equipment, or the tracker may be disabled until remote access is required by Avaya for Services activities. In such case, Reseller will ensure that remote access is enabled by the times agreed in writing by the parties, and that remote access remains enabled for the duration of the Services activity. Any Avaya response times specified by the parties in the applicable Order will be extended by the period Avaya is, or was, unable to remotely access the Product(s) for any reason including, but not limited to, delays caused by the unavailability of passwords issued by Reseller.

4.7  Expiration of Services. Reseller will notify End User, upon notification from Avaya, of the expiration of Services sixty (60) days prior to the expiration date. If Reseller does not renew its agreement with the End User by the expiration date, Avaya may contact and negotiate directly to sell Services to such End User, either directly or through another reseller.

4.8  Termination. In the event Reseller violates the restrictions set forth in Section 3.2 of the Reseller Product Group Attachment To Avaya Inc. Reseller Master Terms and Conditions For Enterprise

Reseller Product Group Attachment for Services — V 0803.1	Page 4

Communication and Internetworking Solutions Product, Avaya may terminate this Product Group Attachment upon twenty-four (24) hours notice, and may immediately deny Reseller access to certain Avaya technical Product support resources.

IN WITNESS WHEREOF, the parties have executed this Product Group Attachment effective the date first written above.

AVAYA INC.			XETA TECHNOLOGIES

By:	/s/ Therese A. Caraffa	By:	/s/ Larry N. Patterson

Name:	Therese A. Caraffa	Name:	Larry Patterson

Title:	Contract Mgr	Title:	Sr. V.P.

Date:	09/22/03	Date:	Sept 18, 2003

Reseller Product Group Attachment for Services — V 0803.1	Page 5

Reseller Contract #AVNERA1-T030905

ADDENDUM TO AVAYA INC. RESELLER MASTER TERMS AND CONDITIONS

FOR
GSA SCHEDULE CONTRACT SALES TO THE FEDERAL GOVERNMENT

This Addendum to the Reseller Master Terms and Conditions (“the Agreement”) between Avaya Inc. (“Avaya”) and XETA Technologies, Inc. (“Reseller”) shall be effective as of 08/06/03 (“Effective Date”).

In addition to the rights granted by Avaya to Reseller under the Agreement, Reseller now wishes to sell certain Avaya commercial Products and/or Services that are specifically authorized under the Agreement to certain departments, agencies or instrumentalities of the Federal Government as an authorized agent under the terms and conditions of Avaya’s current GSA Federal Supply Schedule. Avaya grants to Reseller, and Reseller accepts, the non-exclusive right to sell such Products and/or Services as an authorized agent to the extent outlined below.

All terms and conditions of the Agreement not specifically addressed in this Addendum remain in full force and effect with respect to Reseller’s marketing and sales to any End User. The terms and conditions contained in this Addendum supersede all prior addenda that specifically address Avaya’s GSA Schedule.

1.	DEFINITIONS

Unless otherwise specified herein, terms which are defined in the Reseller Master Agreement Terms and Conditions shall have the meanings specified therein. The following terms shall have the meanings specified below:

               1.5 “End-User” means departments, agencies and instrumentalities of the United States Federal Government to which Reseller may sell Avaya Products and/or Services.

               1.16 “Territory” means the specific geographic area or market segment in which Reseller has agreed to market Avaya Products and/or Services in accordance with the Agreement, except that, the territory shall not extend beyond that area permitted for sales as defined in the GSA Schedule to include the 48 contiguous states and the District of Columbia.

               1.19 “FAR” means Federal Acquisition Regulation.

               1.20 “GSA Schedule” or “Schedule” means Avaya’s current General Services Administration (GSA) Federal Supply Schedule, Contract Number GS-35F-4321D.

               1.21 “GSAR” means General Services Administration (GSA) Regulation.

               1.22 “Order” means a delivery order or purchase order for specific products and/or services issued by the End User under the terms and conditions of the Schedule.

               1.23 “Products and/or Services” means Avaya products, Avaya-delivered services (installation, maintenance, professional services, training), and/or Reseller-rendered installation that are specifically authorized to be sold by Reseller under the Agreement and available under the GSA Schedule. Sales for all of the above Products and/or Services shall be reported in accordance with Section 4 herein.

SECTION 2. Add new Paragraph 2.2 as follows:

2.	TERM OF AGREEMENT

               2.2 This Addendum shall become effective when both parties execute the Agreement and this Addendum. It shall remain effective for a period of one year and shall automatically renew year to

Avaya Proprietary

One Avaya GSA Addendum Rev 01/03

Reseller Contract #

year on the Effective Date for additional one-year terms until expiration of the GSA Schedule unless Avaya gives written notice of its intent not to renew thirty (30) days in advance of the anniversary of the Effective Date or unless the Addendum is otherwise terminated as hereinafter provided.

SECTION 3. Add new Paragraphs 3.5 and 3.6 as follows:

3.	APPOINTMENT

               3.5 Avaya is a GSA Schedule holder for certain Products and/or Services. Reseller wishes to purchase Avaya Products and/or Services from a source other than Avaya, and resell them to certain End Users in the Territory, as an authorized Avaya agent under the terms and conditions of Avaya’s current GSA Schedule.

               3.6 Avaya hereby grants to Reseller and Reseller accepts, the non-exclusive right to resell the Products and/or Services that are authorized under the Agreement and listed in the GSA Schedule to End Users solely as an authorized Avaya agent and solely within the Territory. Reseller agrees that the provisions of this Agreement, including this Addendum, will govern Reseller’s role as an Avaya agent in the sale of Products and/or Services to End Users.

SECTION 4. Add new Paragraphs 4.10.3 and 4.15 through 4.15.2 as follows:

4.	RESPONSIBILITIES OF RESELLER

               4.10.3 Reseller agrees that it will maintain a system for reporting sales under this Addendum to Avaya on a monthly basis. The report for Avaya shall be submitted to Avaya Inc., Government Solutions, Finance Department, 1450 G Street, N.W., 4th Floor, Washington, D.C. 20005, C/O: Carolyn Calvert no later than the seventh (7th) calendar day of each month. The report to Avaya shall include

               (a) The date of sale (invoice issued);

               (b) The agency to which the sale was made;

               (c) The address of the installation site;

               (d) The product/model (Avaya Material Code)/service sold;

               (e) The quantity of each product/model/service sold;

               (f) The price at which it was sold, net of any discounts;

               (g) Copies of all quotes, proposals issued to the End User in the reporting period;

               (h) Copies of all delivery orders and modifications received and invoices and/or credits issued in the reporting period; and

               (i) All other information as Avaya may reasonably request.

               4.15 Reseller agrees that it will, in any quote, offer, and/or proposal which it submits to the End User and in all discussions with the End User, identify Avaya as the GSA Schedule holder and Reseller as the sales agent

               4.15.1 Reseller shall only bid or propose to perform contracts on a “fixed price basis.” Reseller shall not agree to perform on any procurement other than fixed price contracts as defined in FAR 16.201 and 16.202-1.

               4.15.2 Reseller may submit bids or proposals on solicitations which satisfy End User’s set-aside obligations, as set forth in the Small Business Act, regulations promulgated thereunder, and FAR 52.219-5, 52.219-6, 52.219-7, 52.219-8 and 52.219-9.

Avaya Proprietary

One Avaya GSA Addendum Rev 01/03

Reseller Contract #

SECTION 5. Add new Paragraphs 5.2 through 5.6 as follows:

5.	BILLING AND PAYMENT

               5.2 Authorized orders for Products and/or Services under this Addendum shall be issued “To Avaya care of Reseller”, referencing Avaya’s GSA Schedule contract number, Reseller’s mailing address, Reseller’s remittance address, and shall only contain the information consistent with the terms and conditions of Avaya’s GSA Schedule, including GSA part numbers (Avaya Material Codes).

               5.3 When accepting and filling Order(s), the Government buying entities should place the Order(s) with Reseller in Avaya’s name as noted in Item 5.2 above. Reseller shall bill the Government and accept payment in Avaya’s name, in care of the Reseller.

               5.4 All Orders received from End Users shall be governed by and may only include terms and conditions that are consistent with the terms and conditions of Avaya’s GSA Schedule, unless expressly authorized in writing by an Avaya Government Solutions Contract Manager. Reseller will not accept any GSA Schedule order that contains terms and conditions that are not consistent with Avaya’s GSA Schedule or that have not been authorized. Any order negotiated by Reseller with an End User containing unauthorized terms and conditions shall be considered to have been made by Reseller outside of its authority as granted by Avaya pursuant to this Addendum.

               5.5 Reseller shall advise Avaya’s Authorized Representative, as identified in this Addendum, immediately upon receipt of any notice from an End User of a termination (actual or contemplated, in whole or in part, for convenience or default) of an Order, directly related to Avaya’s Products and/or Services. Reseller further agrees to submit a copy of the written termination order to Avaya’s Authorized Representative within one business day of receipt of an End User’s written termination order.

               5.6 In the event that an End User requires Reseller, in writing, to stop all, or any part of the work called for by an Order, directly related to Avaya’s Products and/or Services, Reseller agrees to submit a written stop work order to Avaya’s Authorized Representative within one business day of receipt of an End User’s written stop work order.

SECTION 6. Add new Paragraph 6.3 as follows:

6.	PRODUCT CHANGES AND DISCONTINUANCE

               6.3 Avaya may without consent of Reseller, but with modification of the GSA Schedule, delete or modify any Products and/or Services on the Schedule. Such deletion or modification will be reflected on the Avaya GSA website, http://www.avaya.com/gov/gsa. In addition, Avaya may consider written modification requests from Reseller, and if supported, Avaya will process such requests within a timely manner.

SECTION 17. Add new Paragraph 17.7 as follows:

17.	TERMINATION OF AGREEMENT

               17.7 Either party may terminate the Addendum at any time without cause by giving the other party thirty (30) days written notice of termination.

SECTIONS 21 – 26. Add new Sections 21 through 26 as follows:

21.	APPLICATION OF THE GSA SCHEDULE CONTRACT

               21.1 RESELLER ACKNOWLEDGES AND AGREES THAT ITS MARKETING AND SALES TO END USERS ARE SUBJECT TO, AND RESELLER SHALL COMPLY WITH, ALL OF THE TERMS AND CONDITIONS SET FORTH IN THE GSA SCHEDULE AS THOSE TERMS APPLY TO THE GSA SCHEDULE CONTRACTOR. RESELLER AGREES TO FAMILIARIZE ITSELF AND KEEP CURRENT

Avaya Proprietary

One Avaya GSA Addendum Rev 01/03

Reseller Contract #

WITH ALL THE TERMS AND CONDITIONS (INCLUDING BUT NOT LIMITED TO PRICES) OF AVAYA’S GSA SCHEDULE AND TO PERFORM ITS DUTIES IN FULL ACCORDANCE WITH ALL TERMS AND CONDITIONS OF AVAYA’S GSA SCHEDULE (INCLUDING, BUT NOT LIMITED TO TERMS RELATED TO PRICE, PRODUCT DELIVERY, SERVICE/WARRANTY DELIVERY, INVOICING/PAYMENT TERMS, AND RECORD RETENTION).

               21.2 Reseller agrees that any deviation from Avaya’s GSA Schedule terms, including departure from pricing, except as expressly authorized pursuant to this Addendum or in writing by an Avaya Government Solutions Sales Operations Manager, will be solely at Reseller’s risk.

               21.3 Reseller understands and agrees that, as a function of its appointment under this Addendum, Reseller is subject to all laws, regulations and obligations associated with being a Federal Government contractor. Reseller agrees to fully comply with all laws and regulations applicable to contracting with the Federal Government, including, but not limited to, the FAR, GSAR, and other provisions included in the Schedule.

               21.4 Reseller agrees that an Avaya Government Solutions Sales Operations Manager will have the right to review and provide approval to documentation, including but not limited to quotes, offers, proposals prior to submission to the End Users for the purpose of assuring compliance with the terms and conditions of Avaya’s GSA Schedule and to offer Reseller its advice and aid in preparing the quote, offer or proposal.

               21.5 Reseller agrees that it may market and submit quotes, offers, and proposals for Products and/or Services only at the prices, terms and conditions that are set forth in Avaya’s GSA Schedule, except as expressly authorized within this Addendum. Reseller is not authorized to offer greater discounts than those currently offered under Avaya’s GSA Schedule without prior written approval by the Avaya Federal Channel Sales Director (or designee).

               21.6 ANY ORDER NEGOTIATED BY RESELLER WITH AN END USER CONTAINING UNAUTHORIZED DISCOUNTS SHALL BE CONSIDERED TO HAVE BEEN MADE BY RESELLER OUTSIDE OF ITS AUTHORITY AS GRANTED BY AVAYA PURSUANT TO THIS ADDENDUM.

               21.7 RESELLER SHALL OBTAIN WRITTEN APPROVAL FROM THE AVAYA FEDERAL CHANNEL SALES DIRECTOR (OR DESIGNEE) PRIOR TO SUBMITTING A PROPOSAL AND/OR PRICING TO THE GOVERNMENT FOR THE FOLLOWING SALES:

               (a) proposals containing terms and conditions that vary from those contained in the Schedule;

               (b) proposals discounted greater than the Schedule’s listed prices; or

               (c) Territories, Products and/or Services outside the authority of the Agreement and/or this Addendum.

               21.8 The Government Contracting Officer or other buying entity making a purchase from the Schedule must be located within the Territory.

               21.9 Reseller shall be subject to audit by the Government or by Avaya, with respect to sales under this Addendum.

22.	AVAYA RESPONSIBILITIES

               22.1 Avaya will provide its GSA Schedule prices to Reseller regularly, via Avaya’s GSA Schedule website, http://www.avaya.com/gov/gsa.

               22.2 Avaya shall be responsible for paying the GSA Federal Supply Services one percent (1%) Industrial Funding Fee to the General Services Administration on orders Reseller receives for Avaya Products and/or Services under this Addendum.

Avaya Proprietary

One Avaya GSA Addendum Rev 01/03

Reseller Contract #

               22.3 Avaya will ensure the availability of management personnel to participate in any necessary discussions and negotiations with the End User directed toward obtaining a Government delivery order.

23.	MARKETING AND SUPPORT OBLIGATIONS

               23.1 Reseller is prohibited from entering into any partnering, teaming, BPAs, or other such arrangements, other than this Addendum, relating to Avaya’s GSA Schedule unless requested by Reseller and authorized in writing by an Avaya Government Solutions Sales Operations Manager, for any such partnering arrangements. Such requests will be considered and, if supported, acted upon in a timely manner by Avaya, and support will not be unreasonably withheld.

               23.2 Reseller agrees that in the event it becomes aware of an actual or contemplated dispute between the End User and either Avaya or Reseller, regarding the marketing, sale, or performance of Products and/or Services under this Addendum, Reseller shall notify Avaya orally and in writing within one business day of Reseller acquiring such knowledge. Reseller further agrees that it has no direct contractual privity with the End Users and/or GSA under this Addendum, and that it shall discuss with the Authorized Avaya Representative any claim for money or other damages before filing such claim against the Government. In the event Avaya chooses not to file the claim on Reseller’s behalf, Avaya shall allow Reseller to file such claim in Avaya’s name after such discussions.

24.	NOTICES AND AUTHORIZED REPRESENTATIVES

               24.1 All notices, certificates, acknowledgments, and modifications under this Addendum shall be in writing and shall be given in person, or by U.S. mail, or by a recognized overnight delivery service, addressed to the addresses set forth in this Section or to such other address as either party may designate by written notice to the other:

Avaya Inc.	XETA Technologies, Inc.
1450 G St NW, 4th Floor	1814 West Tacoma
Washington, DC 20005	Broken Arrow, OK 74012
ATTENTION: Diane Ingram	ATTENTION: _____________

               24.2 All written notices sent by mail shall be sent first class or better, postage prepaid. All notices shall be deemed to have been given on the earlier of the date actually received or the third day after mailing.

25.	ORDER OF PRECEDENCE

               25.1 In the event of a conflict between the provisions of the foregoing documents, the following order of precedence shall govern:

(a)	This Addendum;

(b)	The Avaya GSA Schedule; and

(c)	The Agreement.

26.	SURVIVAL OF OBLIGATIONS

               26.1 The respective obligations of Reseller and Avaya under this Addendum which by their nature would continue beyond the termination, cancellation or expiration hereof, shall survive termination, cancellation or expiration hereof.

Avaya Proprietary

One Avaya GSA Addendum Rev 01/03

Reseller Contract #

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their duly authorized representatives on the date(s) set forth below.

Avaya Inc.
XETA Technologies, Inc.

Signature:	/s/ Therese A. Caraffa	Signature:	/s/ Jack R Ingram

Printed:	Therese A. Caraffa	Printed:	Jack Ingram

Title:	Contract Mgr	Title:	CEO, President

Date:	08/06/03	Date:	8.6.03

Avaya Proprietary

One Avaya GSA Addendum Rev 01/03